The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-150824

SUBJECT TO COMPLETION, DATED MAY 12, 2008

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 12, 2008)

$300,000,000

JA Solar Holdings Co., Ltd.

% Senior Convertible Notes due 2013

This is an offering by JA Solar Holdings Co., Ltd. of $300,000,000 aggregate principal amount of its         % Senior Convertible Notes due 2013.

The Notes will bear interest at a rate of         % per year, payable on May 15 and November 15 of each year, commencing November 15, 2008. The Notes will mature on May 15, 2013.

The Notes will be convertible, at your option, based on an initial conversion rate of              American depositary shares, or ADSs (as of the date of this prospectus supplement, each ADS represents one ordinary share), per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $            per ADS), subject to adjustment as described in this prospectus supplement, at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

•

during any fiscal quarter beginning after June 30, 2008 (and only during such fiscal quarter) if the closing sale price of our ADSs was more than 130% of the then applicable conversion price for at least 20 trading days during the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	with respect to any Notes called for redemption, during a specified period;

•	during a specified period if specified distributions to holders of our ordinary shares are made or specified corporate transactions occur;

•

during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes on each day during such five trading-day period was less than 98% of the closing sale price of our ADSs on such day multiplied by the then applicable conversion rate; and

•	at any time on or after February 15, 2013.

Upon conversion, we will have the right to deliver (i) ADSs or (ii) cash and, if applicable, ADSs equal to the sum of the daily settlement amounts (as described herein) for each of the 20 settlement period trading days during the applicable conversion period. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.” In the event of certain types of fundamental changes, we will increase the conversion rate by a number of additional ADSs as described herein.

You may require us to repurchase all or a portion of your Notes upon a fundamental change at a cash repurchase price equal to 100% of the principal amount, plus accrued and unpaid interest.

On or after May 15, 2011, we may redeem for cash all or part of the Notes if the closing sale price of our ADSs has been at least 130% of the then applicable conversion price for at least 20 trading days during any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest.

The Notes will be our senior unsecured obligations. The Notes will be effectively junior to any of our secured indebtedness to the extent of the value of the related collateral, and structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries.

In connection with this offering of Notes, we expect to enter into privately negotiated capped call option transactions, which we refer to as the capped call transactions. The capped call transactions are designed to reduce the potential dilution upon any conversion of the Notes. See “Description of Capped Call Transactions.”

In connection with this offering of Notes and expected entry into the capped call transactions, we also expect to enter into ADS lending agreements with Lehman Brothers International (Europe) and Credit Suisse International, affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, respectively, which are underwriters of this offering, pursuant to which we will agree to lend to such affiliates up to            ADSs. In this prospectus supplement, we refer to such affiliates as the ADS Borrowers, these ADSs as the borrowed ADSs, these lending agreements as the ADS Lending Agreements, and the ADS loan transactions as the Registered ADS Borrow Facility. Concurrently with this offering of Notes, the ADS Borrowers are offering, by means of a separate prospectus supplement and accompanying prospectus, which we refer to herein as the ADS prospectus supplement,                borrowed ADSs.                 of these borrowed ADSs will be initially offered at $             per ADS and the remaining borrowed ADSs will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs, but we will receive from the ADS Borrowers a nominal lending fee for the use of those ADSs. See “Description of the Registered ADS Borrow Facility.” The Registered ADS Borrow Facility is intended to facilitate privately negotiated transactions or short sales by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparties to the capped call transactions will hedge the capped call transactions.

Our ADSs are listed on The Nasdaq Global Market under the symbol “JASO.” The closing sale price of our ADSs on May 9, 2008 was $23.54 per ADS. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-17.

	Per Note	Total
Price to the public (1)%		$

Underwriting discounts and commissions	%	$

Proceeds to JA Solar	%	$

(1)	Plus accrued interest, if any, from May , 2008.

We have granted the underwriters an option to purchase up to an additional $45,000,000 aggregate principal amount of Notes on the same terms and conditions as set forth above within 30 days of the date of this prospectus supplement to the extent the underwriters sell more than $300,000,000 aggregate principal amount of Notes in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes on or about May         , 2008. The Notes will be delivered to purchasers in book-entry form through The Depository Trust Company and its direct and indirect participants, including Clearstream Banking, S.A. Luxembourg and Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Joint Book-Running Managers

LEHMAN BROTHERS	CREDIT SUISSE

NEEDHAM & COMPANY, LLC	PIPER JAFFRAY

                , 2008

You should rely only on the information contained in this prospectus supplement and the related prospectus or in the documents incorporated by reference herein, or in any other offering material provided by us or the underwriters. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement may be accurate only as of its date.

In making an investment decision regarding the securities offered under this prospectus supplement, you must rely on your own examination of our company and the terms of the offering, including, without limitation, the merits and risks involved. The offering is being made on the basis of this prospectus supplement and the accompanying prospectus and any other offering material provided by us or the underwriters. Any decision to purchase Notes in this offering must be based on the information contained in this prospectus supplement and the accompanying prospectus or the documents incorporated by reference herein or therein, or in any other offering material provided by us or the underwriters. No person is authorized in connection with any offering made by this prospectus supplement and the accompanying prospectus to give any information or to make any representation not contained in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein, or in any other offering material provided by us or the underwriters and, if given or made, any other information or representation must not be relied upon as having been authorized by us or the underwriters. The information contained in this prospectus supplement is as of the date hereof and subject to change, completion or amendment without notice. Neither the delivery of this prospectus supplement at any time nor any subsequent commitment to enter into any financing shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus supplement or in our affairs since the date of this prospectus supplement.

S-i

The information contained in this prospectus supplement has been furnished by us and other sources that we believe to be reliable. This prospectus supplement contains summaries, believed to be accurate, of some of the terms of specific documents, but reference is made to the actual documents, copies of which will be made available upon request, for the complete information contained in those documents. All summaries are qualified in their entirety by this reference.

Numerical figures included in this prospectus supplement have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.

The underwriters and we reserve the right to reject any commitment to subscribe for the Notes, in whole or in part, and to allot to you less than the full amount of Notes subscribed for by you.

We are making this offering subject to the terms described in this prospectus supplement and the senior indenture and supplemental indentures thereto relating to the Notes.

This prospectus supplement does not constitute an offer to sell Notes, nor a solicitation of an offer to buy Notes, in any jurisdiction where the offering is not permitted.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information.”

If the descriptions of this offering differ between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

S-iii

CONVENTIONS APPLICABLE TO THIS PROSPECTUS SUPPLEMENT

Unless otherwise indicated, references in this prospectus supplement to:

•	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this annual report only, Taiwan and the special administrative regions of Hong Kong and Macau;

•

“conversion efficiency” are to the ability of solar power products to convert sunlight into electricity; “conversion efficiency rate” is commonly used in the solar power industry to measure the percentage of light energy from the sun that is actually converted into electricity;

•	“cost per watt” and “price per watt” are to the cost and price of solar power products, respectively, relative to the number of watts of electricity a solar power product generates;

•

“JA Solar,” “we,” “us,” “the company,” “our company” and “our” are to JA Solar Holdings Co., Ltd. and, unless otherwise indicated or as the context may otherwise require, its predecessor entities and its consolidated subsidiaries;

•	“JA BVI” are to JA Development Co., Ltd., our directly wholly-owned subsidiary, a British Virgin Islands company;

•	“JA Fengxian” are to Shanghai JA Solar Technology Co., Ltd., our indirectly wholly-owned subsidiary in Shanghai, China;

•	“JA Hebei” are to JingAo Solar Co., Ltd., our predecessor and indirectly wholly-owned subsidiary in China;

•	“JA Hong Kong” are to JA Solar Hong Kong Limited, our directly wholly-owned subsidiary in Hong Kong;

•	“JA USA” are to JA Solar USA Inc., our indirectly wholly-owned subsidiary in California, U.S.A.;

•	“JA Yangzhou” are to JA Solar Technology YangZhou Co., Ltd., our indirectly wholly-owned subsidiary in Jiangsu, China;

•	“JA Zhabei” are to Shanghai JA Solar PV Technology Co., Ltd., our indirectly wholly-owned subsidiary in Shanghai, China;

•	“Jinglong BVI” are to Jinglong Group Co., Ltd., a British Virgin Islands company and our largest shareholder;

•	“Jinglong Group” are to Jinglong Industry and Commerce Group Co., Ltd. and its consolidated subsidiaries. Jinglong Group is controlled by the shareholders of Jinglong BVI;

•	“photovoltaic effect” are to a process by which sunlight is converted into electricity;

•

“rated manufacturing capacity” are to the total amount of solar power products that can be made by a manufacturing line per annum operating at its maximum possible rate and is measured in megawatts, or MW;

•	“RMB” and “Renminbi” are to the legal currency of the PRC;

•	“US$,” “$” and “U.S. dollars” are to the legal currency of the United States;

•	“voltage” or “volts” are to the rating of the amount of electrical pressure that causes electricity to flow in the power line; and

•	“watts” are to the measurement of total electrical power, where “kilowatts” or “KW” means one thousand watts and “megawatts” or “MW” means one million watts.

Unless otherwise indicated, information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional Notes to the extent they sell more than $300 million aggregate principal amount of Notes in this offering.

S-iv

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events, including our future operating results and conditions, our prospects and our future financial performance and condition. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors” and “Use of Proceeds.” These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

Forward-looking statements typically are identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions or the negative of these words or expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the worldwide demand for electricity and the market for solar energy;

•	our beliefs regarding the inability of traditional fossil fuel-based generation technologies to meet the demand for electricity;

•	our beliefs regarding the importance of environmentally friendly power generation;

•	our expectations regarding governmental incentives for the deployment of solar energy;

•	our beliefs regarding the solar power industry revenue growth;

•	our expectations with respect to advancements in our technologies;

•	our beliefs regarding the low-cost advantage of solar cell production in China;

•	our beliefs regarding the competitiveness of our solar power products;

•	our expectations regarding the scaling of our solar power capacity;

•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;

•	our expectations with respect to our ability to secure raw materials in the future;

•	our expectations with respect to our ability to develop relationships with customers in our target markets;

•	our future business development, results of operations and financial condition; and

•	competition from other manufacturers of solar power products and conventional energy suppliers.

This prospectus supplement also contains data related to the solar power market in China and worldwide. These market data include projections that are based on a number of assumptions. The solar power market may not grow at the rates projected by the market data, or at all. The failure of the market to grow at the projected rates may have a material adverse effect on our business and the market price of our ADSs. In addition, the rapidly changing nature of the solar power market subjects any projections or estimates relating to the growth prospects or future condition of our market to significant uncertainties. If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may be materially different from the projections based on these assumptions. Therefore, you should not rely upon forward-looking statements as predictions of future events.

S-v

The forward-looking statements made in this prospectus supplement relate only to events or information as of the date on which the statements are made in this prospectus supplement. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement and the accompanying prospectus, as well as all the documents that we reference in this prospectus supplement and have filed as exhibits to the registration statement, of which this prospectus supplement is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

S-vi

SUMMARY

You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section beginning on page S-17 and the audited consolidated financial statements and the related notes thereto and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

We were incorporated in May 2005 and commenced commercial operations in April 2006. We believe we are one of the leading manufacturers of high-performance solar cells based in China as measured by solar cell production in 2007.

We are focused on solar cell design and manufacturing, a stage in the solar power industry value chain that we believe has a significant amount of technology value added which results in higher profit potential and higher barriers to entry. We design, manufacture and market high-performance solar cells, which are made from specially processed silicon wafers. We sell our products to solar module manufacturers who assemble and integrate our solar cells into modules and systems and convert sunlight into electricity through a process known as the photovoltaic effect. Solar cells are the key components of solar modules. Solar modules and systems that incorporate our products are distributed globally, including to end-customers in China, Germany, South Korea, Spain, Sweden and the United States.

With our experienced technical and production teams, we reached full production capacity on our first manufacturing line in July 2006. We have since added additional manufacturing lines and are building new lines which we expect will, upon their expected completion, significantly increase our yearly production capacity. In aggregate, we expect our production capacity to reach 500 MW per annum by the end of 2008. We are also building a new research and development center in Yangzhou, China.

Access to supplies of silicon wafers, the most important raw material for manufacturing solar cells, is crucial to the success of solar cell manufacturers, including us. We have entered into long term wafer supply contracts with, among others, Jinglong Industry and Commence Group Co., Ltd., which is owned by the shareholders of our largest shareholder, Jinglong Group Co., Ltd., as well as M.SETEK Co., Ltd. (or M.SETEK), Shunda Semiconductor Development Co., Ltd., ReneSola Ltd. and Jiangsu Zhongneng Silicon Technology Development Co., Ltd., a subsidiary of GCL Silicon Technology Holdings Ltd. To further mitigate the industry-wide shortage of polysilicon, we have also entered into a 12-month polysilicon supply agreement with M.SETEK, under which polysilicon deliveries to us began in January 2008. In addition, to protect against supply shortfalls due to delays or failures by our suppliers to deliver amounts specified under these contracts, we actively engage in discussions with other potential suppliers to secure additional supplies of silicon wafers and/or polysilicon materials.

For information regarding recent developments in our business, please see “— Recent Developments” in this Summary.

We are a publicly traded Cayman Islands company. Our ADSs representing our ordinary shares are listed on the NASDAQ Global Market under the symbol “JASO.” Our headquarters and principal executive offices are located at Jinglong Group Industrial Park, Jinglong Street, Ningjin, Hebei Province 055550, the People’s Republic of China. Our telephone number at this address is (86) 319-580-0760 and our website address is http://www.jasolar.com. Information contained in or linked to from our website does not constitute part of this prospectus.

The Offering

Issuer	JA Solar Holdings Co., Ltd., a company incorporated under the laws of the Cayman Islands with limited liability.

Securities Offered	$300 million aggregate principal amount of % Senior Convertible Notes due 2013, which we refer to as the Notes. We have also granted the underwriters an option to purchase up to an additional $45 million aggregate principal amount of Notes to the extent the underwriters sell more than $300 million aggregate principal amount of Notes in this offering.

Offering Price	The Notes will be issued at a price of % of their principal amount plus accrued interest, if any, from May , 2008.

Maturity	May 15, 2013, unless earlier converted, repurchased or redeemed.

Interest Rate	% per year on the principal amount of the Notes. Interest on the Notes will be payable semi-annually in arrears in cash on May 15 and November 15 of each year, beginning November 15, 2008.

All references to interest in this summary of the offering and the “Description of the Notes” are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable (as described under “Description of the Notes—Events of Default; Notice and Waiver”).

Ranking	The Notes will be our senior unsecured obligations. The Notes will rank equally in right of payment with all of our existing and future senior indebtedness and senior to any of our existing and future indebtedness that is subordinated to the Notes.

The Notes will be structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. As of March 31, 2008, our subsidiaries had total liabilities of approximately $528.0 million.

Conversion Rights	The Notes will be convertible, at your option, based on an initial conversion rate of ADSs per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $ per ADS), subject to adjustment as described herein at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

•

during any fiscal quarter beginning after June 30, 2008 (and only during such fiscal quarter) if the closing sale price of our ADSs was more than 130% of the then applicable conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter;

•	with respect to any Notes called for redemption, during a specified period;

•

during a specified period, if we distribute to all or substantially all holders of our ordinary shares rights or warrants entitling them to purchase, for a period expiring within 45 calendar days of the date of distribution, our ordinary shares (directly or in the form of ADSs) at a price per ordinary share less than the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the ten consecutive trading day period ending on the trading day immediately preceding the declaration date for such distribution;

•

during a specified period, if we distribute to all or substantially all holders of our ordinary shares cash or other assets, debt securities or rights to purchase our securities, which distribution has a per ordinary share value exceeding 5% of the closing sale price of our ADSs divided by the number of ordinary shares then represented by each ADS on the trading day immediately preceding the declaration date for such distribution;

•

during a specified period, if we are a party to a consolidation, amalgamation or merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (subject to certain exceptions) that does not constitute a fundamental change (as defined in this prospectus supplement), in each case pursuant to which our ordinary shares (including ordinary shares represented by ADSs) would be converted into or exchanged for cash, securities and/or other property;

•	during a specified period, if a fundamental change occurs;

•

during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes on each day during such five consecutive trading-day period was less than 98% of the product of the closing sale price of our ADSs on such day multiplied by the then applicable conversion rate; or

•	at any time on or after February 15, 2013.

The Notes will be convertible based on an initial conversion rate of                          ADSs per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $                     per ADS). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.”

Upon conversion, we may deliver (i) our ADSs or (ii) cash and, if applicable, our ADSs equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period. See “Description of the

Notes—Conversion Rights—Settlement Upon Conversion.” We will, from time to time, make an election with respect to the method we choose to satisfy our obligation upon conversion, which election shall be effective until we provide notice of an election of a different method of settlement. We may not elect a different method of settlement after February 15, 2013. We initially elect to settle our conversion obligation in cash and, if applicable, our ADSs.

Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of the Notes—Conversion Rights.”

Upon conversion, you must pay applicable fees and expenses of the depositary for the issuance of the ADSs as described in the deposit agreement. See “Description of American Depositary Shares—Fees and Expenses” in the accompanying prospectus.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control	If and only to the extent holders elect to convert their Notes in connection with a transaction described under the first clause or fourth clause of the definition of fundamental change as described in “Description of the Notes—Fundamental Change Put” pursuant to which 10% or more of the consideration for our ordinary shares (other than cash payments for fractional ordinary shares and cash payments made in respect of dissenters’ appraisal rights) consists of cash or securities (or other property) that are not ordinary shares, shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate by a number of additional ADSs. The number of additional ADSs will be determined by reference to the table in “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control,” based on the earliest of the date on which such non-stock change of control is publicly announced, occurs or becomes effective, and the price paid per ordinary share in such non-stock change of control multiplied by the number of ordinary shares then represented by each ADS, which we refer to in this prospectus supplement as the ADS price.

If holders of our ordinary shares receive only cash in the type of transaction described above, the ADS price paid will be the cash amount paid per ordinary share multiplied by the number of ordinary shares then represented by each ADS. Otherwise, the ADS price paid will be the average of the closing sale prices for our ADSs during the five consecutive trading day period ending on the trading day immediately preceding the effective date of such non-stock change of control.

Our ADSs	Each ADS represents one ordinary share, par value $0.0001 per ordinary share, that will be held on deposit with The Hongkong and Shanghai Banking Corporation Limited, as custodian for The Bank of New York, as depositary. Upon conversion, if applicable, you will receive ADSs. As an ADS holder, you will not be treated as one of our shareholders. You will have rights as provided in the deposit agreement. Under the deposit agreement, you may instruct the depositary to vote the ordinary shares underlying your ADSs. You must pay applicable fees and expenses of the depositary for the issuance of the ADSs as described in the deposit agreement, as well as a fee for each issuance or cancellation of an ADS, or distribution of securities by the depositary or any other depositary service.

See “Description of American Depositary Shares” in the accompanying prospectus and “Risk Factors—Risks Relating to the Notes, Our Ordinary Shares and Our ADSs.”

Fundamental Change Repurchase Right of Holders	If we undergo a fundamental change prior to maturity, you will have the right, at your option, to require us to repurchase for cash some or all of your Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date. See “Description of the Notes—Fundamental Change Put.”

Redemption at Our Option	We may not redeem the Notes prior to May 15, 2011. On or after May 15, 2011, we may redeem for cash all or part of the Notes if the closing sale price of our ADSs has been at least 130% of the then applicable conversion price for at least 20 trading days during any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Additional Amounts	All payments in respect of the Notes will be made without withholding or deduction for any taxes or other governmental charges. If withholding or deduction is required by law, subject to certain exceptions, we will pay additional amounts so that the net amount you receive is no less than that you would have received in the absence of such withholding or deduction. See “Description of the Notes—Payment of Additional Amounts.”

Events of Default	Except with respect to any failure to comply with our reporting obligations under the indenture, if an event of default on the Notes occurs, the principal amount of the Notes plus accrued and unpaid interest may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving JA Solar or certain of its subsidiaries.

Should we fail to comply with the reporting obligations in the indenture, your remedy for the 180 calendar days after the occurrence of such event of default will consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. See “Description of the Notes—Events of Default; Notice and Waiver.”

Governing Law	The indenture and the Notes will be governed by the laws of the State of New York.

Absence of a Public Market for the Notes; Trading of the Notes	The Notes will be a new issue of securities and will not be listed on any securities exchange or automated quotation system. We cannot assure you that any active or liquid market will develop for the Notes.

Nasdaq Symbol for Our ADSs	Our ADSs are listed on The Nasdaq Global Market under the symbol “JASO.”

U.S. Federal Income Tax Considerations	Please see “Taxation—Material United States Federal Income Tax Considerations.”

Use of Proceeds	The net proceeds from this offering of Notes, after deducting the underwriters’ discounts, estimated offering expenses and the cost of the capped call transactions with the counterparties described below, will be approximately $ million (or approximately $ million if the underwriters’ option to purchase additional Notes is exercised in full).

We intend to use the net proceeds for the purchase and construction of manufacturing equipment and facilities, the purchase and prepayment of raw materials, working capital and other general corporate purposes, as described under “Use of Proceeds.”

Concurrent Transaction—Capped Call Transactions	In connection with this offering of Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon conversion of the Notes with affiliates of the underwriters of this offering of Notes (the “counterparties”). We expect to use a portion of the proceeds from the sale of the Notes to enter into the capped call transactions. These capped call transactions are expected to reduce the potential dilution upon conversion of the Notes to the extent described in “Description of Capped Call Transactions.”

If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $300 million aggregate principal amount of Notes, we expect to use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes.

In connection with hedging these transactions, we have been advised by the counterparties (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the Notes and purchase our ADSs in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the Notes offered hereby.

In addition, we have been advised by the counterparties (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). These activities could have the effect of increasing, preventing a decline in or adversely impacting the price of our ADSs or the Notes.

For a discussion of the impact of any market or other activity by the counterparties (and/or their affiliates) in connection with the capped call transactions, see “Risk Factors—Risks Relating to the Notes, Our Ordinary Shares and Our ADSs—The capped call transactions may affect the value of the Notes and our ADSs,” “Description of Capped Call Transactions” and “Underwriting.”

Concurrent Transaction—Offering of Borrowed ADSs Pursuant to ADS Prospectus Supplement	In connection with this offering of Notes and the expected entry into the capped call transactions, we also expect to enter into ADS Lending Agreements with the ADS Borrowers, which are affiliates of certain underwriters of this offering of Notes, pursuant to which we will agree to lend to the ADS Borrowers up to ADSs.

Concurrently with this offering of Notes, the ADS Borrowers are offering, by means of the ADS prospectus supplement,                      ADSs, which are being borrowed by the ADS Borrowers pursuant to the ADS Lending Agreements.                      of these borrowed ADSs will be initially offered at $                     per ADS and the remaining borrowed ADSs will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs under the ADS prospectus supplement, but we will receive from the ADS Borrowers a nominal lending fee for the use of those ADSs.

The delivery of the borrowed ADSs being offered pursuant to the ADS prospectus supplement is contingent upon the completion of this offering of Notes. We expect that delivery of the                      borrowed ADSs being initially offered will be made concurrently with the closing of this offering of Notes.

The Registered ADS Borrow Facility is intended to facilitate privately negotiated transactions or short sales by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparties to the capped call transactions will hedge the capped call transactions.

Because pursuant to the terms of the ADS Lending Agreements the borrowed ADSs must be returned to us by May 15, 2013 or earlier in certain circumstances, we believe that under the United States generally accepted accounting principles, or U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS. See “Description of the Registered ADS Borrow Facility.”

The sale of the borrowed ADSs under the ADS prospectus supplement and the existence of the Registered ADS Borrow Facility could have the effect of causing the market price of our ADSs to be lower over the term of the ADS Lending Agreements than it would have been had we not entered into such agreements. See “Risk Factors—Risks Relating to the Notes, Our Ordinary Shares and Our ADSs—The effect of the concurrent issuance of our ADSs under the ADS prospectus supplement may be to lower the market price of our ADSs,” “Description of the Registered ADS Borrow Facility” and “Underwriting.”

Summary Historical Consolidated Financial Data

You should read the summary historical consolidated financial data set forth below in conjunction with “Operating and Financial Review and Prospects” and the consolidated financial statements and the related notes included in our annual report on Form 20-F for the fiscal year ended December 31, 2007, which is incorporated by reference in the prospectus accompanying this prospectus supplement. The summary consolidated financial data presented below as of December 31, 2005, 2006 and 2007 and for the period from inception (May 18, 2005) to December 31, 2005 and the years ended December 31, 2006 and 2007 have been prepared in accordance with U.S. GAAP and are derived from our audited consolidated financial statements.

	From inception to December 31, 2005	Year ended December 31,
		2006	2007
	(in millions, except for share and per share data)
	RMB	RMB	RMB	US$(1)
Consolidated Statements of Operations Data:
Net revenues
Solar products to third parties	—	565.3	2,532.4	347.2
Solar products to related parties	—	131.2	62.2	8.5
Solar cells processing	—	—	99.1	13.6

Total revenues	—	696.5	2,693.7	369.3

Cost of revenues
Solar products	—	(524.2)	(2,066.6)	(283.3)
Solar cells processing	—	—	(26.2)	(3.6)
Total cost of revenues	—	(524.2)	(2,092.8)	(286.9)

Gross profit	—	172.3	600.9	82.4

Selling, general and administrative expenses	(2.6)	(39.7)	(150.3)	(20.6)
Research and development expenses	(0.4)	(1.3)	(4.2)	(0.6)

Total operating expenses	(3.0)	(41.0)	(154.5)	(21.2)

Income/(loss) from operations	(3.0)	131.3	446.4	61.2

Interest expense	—	(5.1)	(6.6)	(0.9)
Interest income	0.04	0.8	62.6	8.6
Foreign exchange gain/(loss)	(0.1)	1.3	(112.8)	(15.5)
Other income	—	0.1	5.2	0.7

Income/(loss) before income taxes	(3.1)	128.4	394.8	54.1
Income tax benefit	—	—	5.6	0.8

Net income/(loss)	(3.1)	128.4	400.4	54.9

Preferred shares accretion	—	(1.6)	(0.5)	(0.1)
Preferred shares beneficial conversion charge	—	(34.7)	—	—
Allocation of net income to participating preferred shareholders	—	(5.7)	(1.7)	(0.2)
Net income/(loss) available to ordinary shareholders.	(3.1)	86.4	398.2	54.6

	From inception to December 31, 2005	Year ended December 31,
		2006	2007
	(in millions, except for share and per share data)
	RMB	RMB	RMB	US$(1)
Net income/(loss) per share:
Basic	(0.04)	1.08	2.96	0.41
Diluted	(0.04)	1.08	2.93	0.40
Weighted average number of shares outstanding:
Basic	80,000,000	80,000,000	134,525,226	134,525,226
Diluted.	80,000,000	80,166,178	136,721,772	136,721,772
Consolidated Statements of Cash Flows Data:
Cash flows (used in) or provided by
Operating activities	(1.6)	(61.8)	(1,146.5)	(157.2)
Investing activities	(38.0)	(107.6)	(1,232.6)	(169.0)
Financing activities	50.7	254.8	3,519.6	482.6
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.6)	(91.3)	(12.5)

	As of December 31,
	2005	2006	2007
	(in millions, except for share and per share data)
	RMB	RMB	RMB	US$(1)
Consolidated Balance Sheet Data:
Cash and cash equivalents	11.0	95.8	1,145.0	157.0
Available-for-sale securities	—	—	803.1	110.1
Account receivable from third party customers	—	47.7	28.9	4.0
Account receivable from related party customers	—	—	24.7	3.4
Inventories	—	154.7	157.3	21.6
Advance to related party supplier	—	39.8	389.9	53.4
Advance to third party supplier	—	1.6	898.7	123.2
Other current assets	0.4	6.7	42.3	5.8
Deferred tax assets	—	—	1.2	0.2
Total current assets	11.4	346.3	3,491.1	478.7
Property and equipment, net	39.4	139.4	532.0	72.9
Intangible asset, net	8.3	7.2	6.7	0.9
Deferred tax assets	—	—	4.4	0.6
Advances to third party supplier	—	—	536.3	73.5
Total assets	59.1	492.9	4,570.5	626.6
Short-term bank borrowings	—	150.0	200.0	27.4
Total liabilities	2.5	187.1	434.0	59.5
Preferred shares	—	110.0	—	—
Total shareholders’ equity	56.6	195.8	4,136.5	567.1

	From inception to December 31, 2005	Year ended December 31,
		2006	2007
Other Consolidated Financial Data (in percentages)
Gross margin	—	24.7%	22.3%
Operating margin	—	18.8%	16.6%
Net margin	—	18.4%	14.9%
Selected Operating Data
Products sold (in million units)	—	10.9	54.8
Products sold (in MW)	—	26.3	132.9
Average selling price per watt of solar cells (in RMB)	—	25.9	22.5
Average selling price per watt of solar cells (in US$)	—	3.32	3.08

(1)	Translations of RMB amounts in U.S. dollars were made at a rate of RMB 7.2946 to US$1.00, the noon buying rate for U.S. dollars in effect on December 31, 2007 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any amounts of Renminbi or U.S. dollar could be or could have been converted into each other at any particular rate or at all.

Recent Developments

The following unaudited selected interim consolidated financial data for the three months ended March 31, 2007 and 2008 and as of March 31, 2008 have been derived from our unaudited interim consolidated financial statements for the three months ended and as of March 31, 2007 and 2008. The following selected consolidated balance sheet data as of December 31, 2007 have been derived from our audited consolidated balance sheet as of December 31, 2007 which was included in our annual report on Form 20-F for the year ended December 31, 2007 that was filed with the U.S. Securities and Exchange Commission on May 9, 2008. You should read the following financial information together with our audited financial statements and the related notes as well as Item 5—Operating and Financial Review and Prospects included in our annual report on Form 20-F for the year ended December 31, 2007. Our unaudited interim financial statements for the three months ended March 31, 2007 and 2008 and as of March 31, 2008 reflect all adjustments, consisting only of normal and recurring adjustments, that are, in the opinion of our management, necessary for a fair presentation of our financial position and results of operations in the interim periods presented. Results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the full year. The historical results are not necessarily indicative of results to be expected in any future period.

	Three months ended March 31,
	2007	2008
	(unaudited)	(unaudited)	(unaudited)
	(in thousands, except for per share data and number of shares)
	RMB	RMB	US$(1)
Consolidated Statements of Operations Data:
Net revenues
Solar products to third parties	334,669.2	999,077.2	142,481.1
Solar products to related parties	480.5	112,106.8	15,987.9
Solar cells processing	0	10,848.6	1,547.1

Total revenues	335,149.7	1,122,032.6	160,016.1

Cost of revenues
Solar products	(266,394.8)	(882,422.1)	(125,844.6)
Solar cells processing	(0)	(3,752.8)	(535.2)

Total cost of revenues	(266,394.8)	(886,174.9)	(126,379.8)

Gross profit	68,754.9	235,857.7	33,636.3

Selling, general and administrative expenses	(9,772.0)	(69,605.1)	(9,926.5)
Research and development expenses	(920.2)	(2,696.6)	(384.6)

Total operating expenses	(10,692.2)	(72,301.7)	(10,311.1)

Income from operations	58,062.7	163,556.0	23,325.2
Interest expense	(2,815.6)	(492.4)	(70.2)
Interest income	11,492.1	11,930.7	1,701.4
Foreign exchange loss	(6,232.7)	(38,605.4)	(5,505.6)
Change in fair value of embedded foreign exchange derivatives	—	40,722.7	5,807.6
Loss from sale of investments	—	(16,823.9)	(2,399.3)
Other income	—	3,196.7	455.9

Income before income taxes	60,506.5	163,484.4	23,315.0
Income tax expense	—	(9,016.8)	(1,286.0)

Net income	60,506.5	154,467.6	22,029.0

Preferred shares accretion	(515.2)	—	—
Preferred shares beneficial conversion charge	—	—	—
Allocation of net income to participating preferred shareholders	(1,648.0)	—	—

Net income available to ordinary shareholders	58,343.3	154,467.6	22,029.0

Net income per share:
Basic	0.53	1.00	0.14
Diluted	0.52	0.99	0.14
Weighted average number of shares outstanding:
Basic	110,279,889	154,058,500	154,058,500
Diluted	111,228,304	155,773,928	155,773,928

	As of December 31, 2007	As of March 31, 2008
		(unaudited)	(unaudited)
	(in thousands)
	RMB	RMB	US$(1)
Consolidated Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	1,145,032.9	1,450,424.7	206,848.9
Available for sale securities	803,121.4	109,636.8	15,635.6
Accounts receivable from third party customers	28,819.5	109,994.1	15,686.6
Accounts receivable from related party customers	24,730.7	82,513.5	11,767.5
Inventories	157,334.3	146,681.8	20,918.7
Advances to related party supplier	389,871.7	366,880.1	52,321.7
Advances to third party supplier	898,722.7	888,329.4	126,687.0
Other current assets	42,315.1	189,885.4	27,080.1
Deferred tax assets	1,214.2	—	—

Total current assets	3,491,162.5	3,344,345.8	476,946.1

Property and equipment, net	532,012.0	594,441.3	84,774.9
Intangible asset, net	6,687.6	6,351.6	905.8
Deferred tax asset	4,355.4	2,979.7	424.9
Advances to third party suppliers	536,332.2	495,744.2	70,699.4

Total assets	4,570,549.7	4,443,862.6	633,751.1

Liabilities And Shareholders’ Equity
Current liabilities:
Short-term bank borrowings	200,000.0	—	—
Accounts payable to third parties	10,119.2	35,950.4	5,127.0
Accounts payable to related parties	—	22,280.9	3,177.4
Tax payables	342.0	30,487.3	4,347.9
Advances from third party customers	70,285.9	38,724.9	5,522.7
Other payables to third parties	16,841.5	18,232.8	2,600.2
Payroll and welfare payable	6,364.4	5,779.0	824.2
Accrued expenses	15,279.8	22,104.3	3,152.4
Amounts due to related parties	113,890.2	931.5	132.8

Total current liabilities	433,123.0	174,491.1	24,884.6

Accrued warranty cost	929.2	1,144.9	163.3

Total liabilities	434,052.2	175,636.0	25,047.9

Shareholders’ equity:
Ordinary shares (US$0.0001 par value; 493,480,000 shares authorized, 154,058,500 and 154,058,500 shares issued and outstanding as of December 31, 2007 and March 31, 2008)	123.3	123.3	17.6
Additional paid-in capital	3,655,194.1	3,709,091.7	528,963.5
Statutory reserves	71,617.9	71,617.9	10,213.6
Retained earnings	417,203.2	571,670.8	81,527.5
Accumulated other comprehensive income	(7,641.0)	(84,277.1)	(12,019.0)

Total shareholders’ equity	4,136,497.5	4,268,226.6	608,703.2

Total liabilities and shareholders’ equity	4,570,549.7	4,443,862.6	633,751.1

	Three months ended March 31,
	2007	2008
Other Consolidated Financial Data (in percentages)
Gross margin	20.5%	21.0%
Operating margin	17.3%	14.6%
Net margin	18.1%	13.8%
Selected Operating Data
Products sold (in MW)	14.4	51.4
Average selling price per watt of solar cells (in RMB)	22.8	22.7

(1)	Translations of RMB amounts in U.S. dollars were made at a rate of RMB 7.0120 to US$1.00, the noon buying rate for U.S. dollars in effect on March 31, 2008 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any amounts of Renminbi or U.S. dollar could be or could have been converted into each other at any particular rate or at all.

Three Months Ended March 31, 2008 Compared to Three Months Ended March 31, 2007

Total Revenues. Total revenues for the three months ended March 31, 2008 were RMB 1.12 billion (US$160.0 million), representing an increase of 234.8%, compared to total revenues for the three months ended March 31, 2007 of RMB 335.1 million. The increase in our total revenues was primarily due to the increase of our solar cell sales volume as a result of our ramp-up of four 25MW manufacturing lines in August 2007, which increased our manufacturing capacity from 75 MW per annum to 175 MW per annum. We shipped approximately 51.4 MW of solar cells in the first quarter 2008, representing an increase of 256.9%, compared to 14.4 MW in the first quarter 2007. The significant increase in shipments helped to offset a slight reduction in the average selling price for our solar cells, which decreased from RMB 22.8 per watt in the first quarter 2007 to RMB 22.7 per watt in the first quarter 2008. While we had no revenues from processing solar cells for third parties in the first quarter of 2007, these revenues amounted to RMB 10.8 million in the first quarter of 2008, and represented approximately 1% of our total revenues in the first quarter 2008.

Cost of Revenues. Our cost of revenues increased significantly from RMB 266.4 million in the first quarter 2007 to RMB 886.2 million (US$126.4 million) in the first quarter 2008. The increase in our cost of revenue was due primarily to the increased quantity of silicon wafers that we processed as our production capacity expanded as well as an increase in the average cost of silicon wafers as a result of the rising market price of polysilicon and silicon wafers. For the first quarter 2008, cost of silicon wafers represented approximately 90.1% of our cost of revenues, which was generally in line with that of the full year 2007.

Gross Profit and Gross Margin. As a result of the foregoing, our gross profit increased from RMB 68.8 million in the first quarter 2007 to RMB 235.9 million (US$33.6 million) in the first quarter 2008, representing an increase of 243.0%. Our gross margin increased slightly from 20.5% in the first quarter 2007 to 21.0% in the first quarter 2008. Our gross margin for the full year 2007 was 22.3%.

Total Operating Expenses. Our total operating expenses increased from RMB 10.7 million in the first quarter 2007 to RMB 72.3 million (US$10.3 million) in the first quarter 2008. The increase in our total operating expenses was due primarily to significant increases in our selling, general and administrative expenses associated with our increased sales volume, as well as an increase in our research and development expenses. Total operating expenses as a percentage of our total revenue increased from 3.2% in the first quarter 2007 to 6.4% in the first quarter 2008 as we enhanced our marketing efforts in response to the increase in production capacity.

•

Selling, General and Administrative Expenses. Our selling, general and administrative expenses increased from RMB 9.8 million in the first quarter 2007 to RMB 69.6 million (US$9.9 million) in the first quarter 2008, and as percentage of our total revenues, it increased from 2.9% in the first quarter 2007 to 6.2% in the first quarter 2008. The increase in our selling, general and administrative expenses was due primarily to increases in our selling expenses, advertising expenses associated with our increased product sales, an increased amount of salary and benefits paid to our sales and marketing personnel as a result of increased headcount, as well as an increase in the share-based compensation expenses. For the first quarter 2008, the company recognized a total of RMB 52.2 million (US$7.4 million) share-based compensation expenses relating to our stock options and RSUs granted to certain employees and consultants, as compared to RMB 2.0 million in first quarter 2007 due to an increased number of members of our senior management receiving our stock options and/or RSUs.

•

Research and Development Expenses. Our research and development expenses increased from RMB 0.9 million in the first quarter 2007 to RMB 2.7 million (US$0.4 million) in the first quarter 2008. The increase in our research and development expenses was due primarily to increases in raw material costs related to our increased research and development activities, and to a lesser extent, additional compensation and benefits for our expanded team of research and development personnel as compared to the first quarter 2007.

Interest Income, Net. We generated net interest income of RMB 11.5 million in the first quarter 2007 and RMB 11.9 million (US$1.7 million) in first quarter 2008. Our net interest income was generated primarily from the net proceeds from our initial public offering in January 2007 and follow-on offering in October 2007.

Foreign Exchange Gain (Loss). We incurred a foreign exchange loss of RMB 6.2 million in the first quarter 2007 and RMB 38.6 million (US$5.5 million) in the first quarter 2008. In the first quarter 2008, we had a RMB 40.7 million (US$5.8 million) gain from a positive change in fair value of embedded foreign exchange derivatives relating to our U.S. dollar denominated purchase obligations in some of our supply agreements. The foreign exchange losses were incurred in both quarters primarily because a significant portion of our cash assets were dominated in U.S. dollars, which has been depreciating against the Renminbi since 2005.

Investment Loss. We incurred an investment loss of RMB 16.8 million (US$2.4 million) in the first quarter 2008 as a result of our disposal of certain available-for-sale securities at a loss. We hold different types of available-for-sale securities for cash management purposes and for strategic objectives. We may incur additional investment loss in the future if we choose to divest our available-for-sale securities below our cost basis.

Income Tax. We had an income tax expense of RMB 9.0 million (US$1.3 million) in the first quarter 2008 as a portion of our operating subsidiaries’ profit became subject to PRC corporate income tax.

Net Income. As a result of the cumulative effect of the above factors, our net income increased from RMB 60.5 million in the first quarter 2007 to RMB 154.5 million (US$22.0 million) in the first quarter 2008.

Balance Sheet Analysis

As of March 31, 2008, we had RMB 1,450.4 million (US$206.8 million) in cash and cash equivalents, compared to RMB 1,145.0 million as of December 31, 2007. Our cash and cash equivalents consist primarily of cash on hand and demand deposits. The increase of cash and cash equivalents was primarily due to our disposal of certain of our available for sale securities. In addition, we have repaid all of our bank borrowings in the first quarter 2008. Accounts receivables increased from RMB 53.6 million as of December 31, 2007 to RMB 192.5 million (US$27.5 million) as of March 31, 2008, primarily because we increased credit sales to customers. The level of our working capital was relatively stable, which increased slightly from RMB 3,058.0 million as of December 31, 2007 to RMB 3,169.9 million (US$452.1 million) as of March 31, 2008. Capital expenditures were RMB 69.5 million (US$9.9 million) in the first quarter 2008, as compared to RMB 101.2 million in the first quarter 2007.

RISK FACTORS

An investment in our Notes involves risks. Before you decide to buy our Notes, you should consider carefully all of the information in this prospectus supplement and the accompanying prospectus, including the risks and uncertainties described below, as well as the section titled “Item 3. Key Information—D. Risk Factors” included in our 2007 annual report on Form 20-F as filed with the SEC and incorporated herein by reference and all the other documents incorporated herein by reference. Any of these risks could have a material adverse effect on our business, prospects, financial condition and results of operations. In any such case, the trading price of our Notes could decline, and you could lose all or part of your investment.

Risks Relating to the Notes, Our Ordinary Shares and Our ADSs

Our holding company structure may limit our access to cash.

We are a holding company and, as such, we conduct our operations through our subsidiaries. Substantially all of our assets consist of our ownership of our subsidiaries. Dividends and other permitted distributions from the earnings of our subsidiaries are our sole source of funds to meet ongoing cash requirements, including debt service payments on the Notes. The distribution of dividends is generally subject to conformity with requirements of local law. If our subsidiaries are unable to distribute funds to us, we may be unable to meet ongoing cash requirements, including debt service payments on the Notes. Such inability would have a material adverse effect on our financial position, results of operations and cash flows.

The Notes will be structurally subordinated to all obligations of our subsidiaries.

The Notes will be obligations of JA Solar Holdings Co., Ltd. and, accordingly, will be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries. As of March 31, 2008, our subsidiaries had approximately $528.0 million of total liabilities.

The effect of this structural subordination is that, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding involving a subsidiary, the assets of the affected entity could not be used to pay you until after all other claims against that subsidiary, including trade payables, have been fully paid.

We will continue to have the ability to incur indebtedness after this offering; if we incur substantial additional indebtedness, these higher levels of indebtedness may affect our ability to meet our payment obligations on the Notes.

The indenture governing the Notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to meet our payment obligations on the Notes and our creditworthiness generally.

The terms of the Notes will not contain restrictive covenants and provide only limited protection in the event of a change of control.

The indenture will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture will not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our shares or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. The requirement that we offer to repurchase the Notes upon a change of control is limited to the transactions specified in the definition of a “fundamental change” under “Description of the Notes—Fundamental Change Put.” Similarly, the circumstances under which we are required to increase the conversion rate upon the occurrence of a “non-stock change of control” are limited to circumstances where a

Note is converted in connection with such a transaction as set forth under “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or recapitalizations, which could affect our capital structure and the value of the Notes and ADSs but would not constitute a fundamental change under the Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the Notes.

We may be unable to repurchase the Notes for cash if required by the holders following a fundamental change.

Holders of the Notes have the right to require us to repurchase the Notes for cash upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes—Fundamental Change Put.” We may not have sufficient funds to pay required repurchase price in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the Notes in cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. If we fail to repurchase the Notes in cash as required by the indenture, it would constitute an event of default under the indenture.

The adjustment to the conversion rate upon the occurrence of certain types of fundamental changes may not adequately compensate you.

If certain types of fundamental changes occur during the term of the Notes, we will increase the conversion rate by a number of additional ADSs for Notes converted in connection with such fundamental changes unless the price paid per ADS in the fundamental change is less than $                     or above $                     (in each case, subject to adjustment). The number of additional ADSs to be added to the conversion rate will be determined as described under “Description of the Notes—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.” Although this increase is designed to compensate you for the lost option value of your Notes as a result of certain types of fundamental changes, it may not adequately compensate you for such loss. Furthermore, our obligation to increase the conversion rate in connection with certain types of fundamental changes could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The portion of the proceeds from this offering that is used to fund the cost of the capped call transactions will not be available for other purposes.

We expect to use a portion of the proceeds from this offering to fund the cost of the capped call transactions as described under “Description of Capped Call Transactions.” As a result, that portion of the proceeds will not be available for other purposes, such as the purchase and prepayment of raw materials, the purchase and construction of manufacturing equipment and facilities, the enhancement of JA Solar’s research and development capabilities, the financing of joint ventures and other general corporate purposes, including the funding of our working capital. We will not be able to use that portion of the proceeds to generate future cash flows or to repay our indebtedness, including the Notes.

The capped call transactions may affect the value of the Notes and our ADSs.

In connection with this offering of Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon conversion of the Notes with counterparties that are affiliates of the underwriters of this offering of Notes. If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $300 million aggregate principal amount of Notes, we expect to use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes.

In connection with establishing their initial hedge of these capped call transactions, we have been advised by the counterparties described above (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with, or shortly after, the pricing of the Notes and purchase our ADSs in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the Notes.

In addition, we have been advised by the counterparties described above (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our ADSs or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our ADSs and the value of the Notes, and as a result, the value you will receive upon the conversion of the Notes and, under certain circumstances, your ability to convert the Notes.

We do not make any representation or prediction as to the direction or magnitude of any potential effect that the transactions described above may have on the price of the Notes or our ADSs. In addition, we do not make any representation that the counterparties described above (and/or their affiliates) will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The capped call transactions are expected to reduce the potential dilution upon conversion of the Notes, as described in detail under “Description of Capped Call Transactions.” However, if the market value per ADS (as measured under the terms of the capped call transactions) at the time of early termination or automatic exercise (in each case, as described under “Description of Capped Call Transactions”) exceeds the cap price of the capped call transactions (as described under “Description of Capped Call Transactions”), if the capped call transactions are net share settled, the number of our ADSs we expect to receive in the early termination or automatic exercise will be capped and the anti-dilutive effect of the capped call transactions will be limited because, to the extent that the then market value per ADS exceeds the cap price of the capped call transactions, the number of ADSs we issue upon conversion of the Notes may exceed the number of ADSs delivered to us under the capped call transactions.

As a result of the offering of the Notes, we will take on a significant amount of debt. The amount and structure of this debt could, depending on market conditions that are difficult to forecast, adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes.

We will incur a significant amount of debt and substantial debt service requirements as a result of the offering of the Notes. The level and structure of such debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet payment and other obligations that arise in the course of our business;

•	increasing our exposure to additional charges, including interest expenses caused by factors such as market volatility and fluctuation in exchange rates;

•	limiting our flexibility in planning for or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors who have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the Notes.

Our ability to meet our payment and other obligations depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flows from operations, or that future borrowings will be available to us in amounts sufficient and on terms reasonable to us to support our liquidity needs. If we are not able to generate sufficient cash flow to service our debt obligations, we may need to refinance or restructure our debt, including the Notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations with respect to our debt, including the Notes.

The effect on our net income of the financial instruments and derivative features used to structure the Notes is uncertain.

The Notes being offered in this offering are structured using a number of sophisticated financial instruments and derivative features, including capped call transactions. See “Description of the Notes” in this prospectus supplement. The effect on our net income of these financial instruments and derivative features depends on market conditions that are difficult to forecast. As a result, we are unable to estimate with any degree of certainty the exposure of these financial instruments and derivative features on our prospective financial conditions and results of operations. Such exposure could have a material adverse effect on our financial condition and results of operations.

Changes in the accounting guidelines relating to the borrowed ADS could decrease our earnings per share and potentially our ADS price.

Concurrently with this offering of Notes, the ADS Borrowers are offering                      ADSs in a separate registered offering, which are being borrowed pursuant to the ADS Lending Agreements by the ADS Borrowers (which are Lehman Brothers International (Europe) and Credit Suisse International, affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, respectively, which are underwriters of this offering). The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs under the ADS prospectus supplement, but we will receive a nominal lending fee for the use of those ADSs. Subject to certain terms of the ADS Lending Agreements, such borrowed ADSs must be returned to us by May 15, 2013 or earlier in certain circumstances. See “Description of the Registered ADS Borrow Facility.”

Because the borrowed ADSs we are offering in the concurrent offering of our ADSs (or identical ADSs) must be returned to us by May 15, 2013 or earlier in certain circumstances, under the ADS Lending Agreements, we believe that, under U.S. GAAP (as in effect on the date of this prospectus supplement), the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per share. If these accounting guidelines were to change in the future, we may become required to treat the borrowed ADSs as outstanding for purposes of computing earnings per share, our earnings per share would be reduced and our ADS price could decrease, possibly significantly.

The effect of the concurrent issuance of our ADSs under the ADS prospectus supplement may be to lower the market price of our ADSs.

The increase in the number of outstanding ADSs and the sale of borrowed ADSs under the ADS prospectus supplement could have a negative effect on the market price of our ADSs. In addition, because the Registered ADS Borrow Facility is intended to facilitate privately negotiated transactions or short sale of our ADSs by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparties to the capped call transactions will hedge the capped call transactions, the market price of our ADSs could be further negatively affected by these short sales of our ADSs.

The unavailability of the borrowed ADSs or an effective registration statement for the sale of borrowed ADSs under certain circumstances could adversely impact the price of the Notes.

The borrowed ADSs may not be available to facilitate hedging transactions in some circumstances, including if one or both ADS Borrowers returns our ADSs to us before the expiration of our ADS Lending Agreements or if a registration statement is unavailable prior to such time as the ADS Borrowers have completed the initial sale of such ADSs. Any unavailability of borrowed ADSs to facilitate hedging transactions may make it more difficult for buyers of the Notes to hedge their investment and consequently could adversely impact the price of the Notes.

The market price for our ADSs has been highly volatile.

The market price for our ADSs has been, and may continue to be, highly volatile and subject to wide fluctuations. Since our ADSs became listed on the Nasdaq Global Market on February 7, 2007, the closing sale prices of our ADSs have ranged from $5.43 to $25.75 per ADS, after giving effect to the 3-to-1 ADS split we effected in February 2008, and the closing sale price of our ADSs on May 9, 2008 was $23.54 per ADS. The price of our ADSs may continue to fluctuate in response to factors including the following:

•	announcements of technological or competitive developments;

•	regulatory developments in our target markets affecting us, our customers, our potential customers or our competitors;

•	announcements regarding patent litigation or the issuance of patents to us or our competitors;

•	announcements of studies and reports relating to the conversion efficiencies of our products or those of our competitors;

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in operational and financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other photovoltaic technology companies;

•	addition or departure of our executive officers and key research personnel;

•	fluctuations in the exchange rate between the U.S. dollar and Renminbi;

•	release or expiration of lock-up or other transfer restrictions on our outstanding ordinary shares or ADSs; and

•	sales or perceived sales of additional ordinary shares or ADSs.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ADSs.

Future sales of our ordinary shares or ADSs in the public market or the issuance of securities senior to our ordinary shares could adversely affect the trading price of our ADSs and the value of the Notes and our ability to raise funds in new share offerings.

Except as described under “Underwriting,” we are not restricted from issuing additional ordinary shares or ADSs during the term of the Notes and have no obligation to consider your interests for any reason. Future sales of substantial amounts of our ordinary shares or ADSs or other equity-related securities in the public market, including sales by any selling shareholder, or the perception that such sales could occur, could adversely affect prevailing trading prices of our ADSs and the value of the Notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of our ordinary shares or ADSs or the availability of our ordinary shares or ADSs for future sale, will have on the trading price of our ADSs or the value of the Notes.

Conversion of the Notes may dilute the ownership interest of existing shareholders, including holders who had previously converted their Notes.

To the extent we issue ADSs upon conversion of the Notes, the conversion of some or all of the Notes will dilute the ownership interests of existing shareholders. Any sales in the public market of shares of the ADSs issuable upon such conversion could adversely affect prevailing market prices of shares of our ADSs. In addition, the existence of the Notes may encourage short selling by market participants because the conversion of the Notes could depress the price of our ADSs.

The conditional conversion feature of the Notes may prevent you from being able to convert the Notes except during the period beginning on February 15, 2013 and may impact the trading price of the Notes and make them more difficult to resell.

The Notes will be convertible only if specified conditions are met. If these conditions are not met, you will not be able to convert your Notes except during the period beginning on February 15, 2013 to, and including, the scheduled trading day immediately preceding the maturity date and you may not be able to receive the value of the ADSs into which the Notes would otherwise be convertible. The conditional conversion feature may adversely affect the trading price of the Notes or the resaleability of the Notes.

Holders of the Notes may receive no ADSs or fewer ADSs than the number into which their Notes are convertible. In addition, the value of consideration received by holders upon conversion of the Notes under certain circumstances may be less than the conversion value of the Notes on the conversion date.

Upon conversion, we have the right to satisfy our conversion obligation by delivering (i) ADSs or (ii) cash and, if applicable, ADSs equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period. Accordingly, upon conversion of Notes, holders may not receive any ADSs, or they might receive fewer ADSs relative to the conversion value of the Notes. In addition, if we elect to satisfy our conversion obligation in ADSs only, upon conversion we will deliver the ADSs on the third trading day following the final settlement period trading day of the conversion period that would be applicable if settlement shares were in cash and, if applicable, ADSs. See “Description of the Notes—Conversion Rights—Settlement Upon Conversion.” Accordingly, upon conversion of Notes, you may receive less conversion consideration than you expected because the value of our ADSs may decline between the conversion date and the day you receive (i) your ADSs or (ii) your cash and, if applicable, ADSs, as the case may be. Further, our liquidity may be reduced upon conversion of the Notes.

In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the conversion period (as defined under “Description of the Notes—Conversion Rights—Settlement Upon Conversion”), there is a risk that a bankruptcy court may decide a holder’s claim to receive such cash and/or ADSs could be subordinated to the claims of our creditors as a result of such holder’s claim being treated as an equity claim in bankruptcy.

Upon conversion beginning on the 25th scheduled trading day preceding the maturity date, under certain circumstances you may not receive the ADSs or the conversion settlement amount, as the case may be, until after maturity.

If you convert during the period beginning on the 25th scheduled trading day preceding the maturity date and ending at 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date, you may not receive the ADSs, if we elect to satisfy our conversion obligation in ADSs only, or the conversion settlement amount, if we elect to satisfy our conversion obligation in cash and, if applicable, our ADSs, until after the maturity date if there occurs a market disruption event on one or more settlement period trading days during the 20 settlement period trading-day conversion period, which will begin on the 22nd scheduled trading day immediately preceding the maturity date.

The conversion rate of the Notes may not be adjusted for all dilutive events that may adversely affect the trading price of the Notes or the ADSs issuable upon conversion of the Notes.

The conversion rate of the Notes is subject to adjustment upon certain events, including dividends of ordinary shares on our ordinary shares, subdivisions or combinations of our ordinary shares, the issuance to holders of our ordinary shares of rights or warrants to purchase our ordinary shares, distributions to holders of our ordinary shares of capital stock, indebtedness or assets, cash dividends on our ordinary shares and issuer tender or exchange offers for our ordinary shares (directly or in the form of ADSs) as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as a third party tender or exchange offer for our ordinary shares (directly or in the form of ADSs) or an issuance of our ordinary shares or ADSs for cash, that may adversely affect the trading price of the Notes or the ADSs issuable upon conversion of the Notes.

If you hold the Notes, you are not entitled to any rights with respect to our ADSs, but you will be subject to all changes made with respect to our ADSs and underlying ordinary shares.

If you hold the Notes, you are not entitled to any rights with respect to our ADSs or ordinary shares, but you will be subject to all changes affecting the ADSs and underlying ordinary shares. You will only be entitled to rights with respect to our ADSs, which are fewer than holders of ordinary shares as discussed below, if and when we deliver ADSs to you upon conversion of your Notes and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our memorandum of association or bylaws requiring approval of holders of our ordinary shares and the record date for determining the ordinary shareholders of record entitled to vote on the amendment occurs prior to delivery of the ADSs, you will not be entitled to act through the depositary to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of shares of our ordinary shares.

If you receive ADSs upon conversion, you will have fewer rights than holders of ordinary shares and must act through the depositary to exercise those rights.

To the extent you receive ADSs upon conversion, you will not have the same rights as holders of our ordinary shares, and you may only exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under our third amended and restated articles of association, the minimum notice period required to convene a general meeting will be ten days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholder meeting.

If you receive ADSs upon conversion, you may not receive dividends if it is impractical to make them available to you.

In addition, to the extent that you receive ADSs upon conversion, the depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property and you will not receive such distribution.

If you receive ADSs upon conversion, you may be subject to limitations on transfers of your ADSs.

To the extent that you receive ADSs upon conversion, your ADSs will be transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

If you receive ADSs upon conversion, your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to holders of our ordinary shares, including rights to acquire our securities. However, we cannot make rights available to holders of our ADSs in the United States unless we register the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Also, under the deposit agreement, the depositary bank will not make rights available to holders of our ADSs unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act, or exempted from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, to the extent that you receive ADSs upon conversion, you may be unable to participate in our rights offerings and may experience dilution in your holdings of ADSs issued to you upon conversion of your Notes.

Our third amended and restated articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ADSs.

Our third amended and restated articles of association limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving the holders of our ordinary shares and holders of our ADSs of an opportunity to sell their ordinary shares and ADSs, as applicable, at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares (directly or in the form of ADSs). Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our ordinary shares and ADSs may be materially and adversely affected.

Provisions of the Notes could also discourage an acquisition of us by a third party.

Certain provisions of the Notes could also make it more difficult or more expensive for a third party to acquire us, or may even prevent a third party from acquiring us. For example, upon the occurrence of certain transactions constituting a fundamental change, holders of the Notes will have the right, at their option, to require us to repurchase all of their Notes or any portion of the principal amount of such Notes in integral multiples of $1,000. We may also be required to increase the conversion rate for conversions in connection with certain fundamental changes. By discouraging an acquisition of us by a third party, these provisions could have the effect of depriving the holders of our ordinary shares and holders of our ADSs of an opportunity to sell their ordinary shares and ADSs, as applicable, at a premium over prevailing market prices.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than that under U.S. law, if you become a holder of our ADSs upon conversion of your Notes, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our third amended and restated articles of association, the Cayman Islands Companies Law and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as that from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as shareholders of a U.S. public company.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or PRC courts would be competent to hear original actions brought in the Cayman Islands or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

There is currently no public market for the Notes, and an active trading market may not develop for the Notes. The failure of a market to develop for the Notes could adversely affect the liquidity and value of your Notes.

The Notes are a new issue of securities, and there is no existing market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated quotation system. We have been advised by the underwriters that following the completion of the offering they currently intend to make a market in the Notes. However, they are not obligated to do so and any market-making activities with respect to the Notes may be discontinued by it at any time without notice. In addition, any market-making activity will be subject to limits imposed by law. A market may not develop for the Notes, and there can be no assurance as to the liquidity of any market that may develop for the Notes. If an active, liquid market does not develop for the Notes, the market price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the Notes will depend on many factors, including, among other things, the market price of our ADSs, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt securities has been subject to disruptions that have caused volatility in prices. It is possible that the market for the Notes will be subject to disruptions which may have a negative effect on the holders of the Notes, regardless of our operating results, financial performance or prospects.

If we pay a cash dividend on our ordinary shares, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our ordinary shares, an adjustment to the conversion rate will result, and as a holder of our ordinary shares in the form of ADSs you may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “Taxation—Material United States Federal Income Tax Considerations.”

An adverse rating of the Notes may cause the trading price of the Notes or our ADSs to fall.

We do not intend to seek a rating on the Notes. However, if in the future one or more rating agencies rate the Notes and assign the Notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the Notes and our ADSs would be adversely affected.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $             million (or approximately $             million if the underwriters’ option to purchase additional Notes is exercised in full) from this offering, after deducting the estimated underwriting discount, the estimated offering expenses and the cost of the capped call transactions with the counterparties described herein.

We intend to use the net proceeds of this offering for the following purposes:

•	approximately $ million to purchase manufacturing equipment and construct manufacturing facilities to expand our manufacturing capacity;

•	approximately $ million to purchase and prepay raw materials; and

•	the remaining amount to be used for working capital and other general corporate purposes.

We may also use a portion of the net proceeds to pursue opportunities in upstream and downstream businesses through joint ventures, strategic investments and alliances, and acquisitions. However, we have not currently identified any specific strategic partners or acquisition targets.

To utilize the proceeds of this offering, as an offshore holding company, we are permitted, under PRC regulations, to provide funding to our PRC subsidiaries only through loans or capital contributions. Subject to satisfaction of applicable government registrations and approval requirements, we may extend inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of this offering based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in application of the net proceeds of this offering in a manner other than as described above.

Pending use of the net proceeds, we intend to invest our net proceeds in interest bearing, investment- grade debt instruments or bank deposits.

CAPITALIZATION

The following table shows our capitalization as of March 31, 2008:

•	on an actual basis; and

•

on an as adjusted basis to give effect to (i) this offering of Notes and the application of the net proceeds, after deducting the underwriting discount, estimated offering expenses and the cost of the capped call transactions, and (ii) the concurrent offering of borrowed ADSs (because we will receive no proceeds from the sale of the borrowed ADSs, that offering is reflected below only with respect to the number of ordinary shares issued and outstanding on an as adjusted basis).

You should read this table together with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 20-F for the fiscal year ended December 31, 2007 incorporated by reference in this prospectus supplement.

	As of March 31, 2008
	Actual		As adjusted
	RMB	US$(1)	RMB	US$
	(in thousands)		(in thousands)

Debt:
Senior Convertible Notes offered hereby	—	—

Total debt	—	—

Shareholders’ equity:
Ordinary shares (par value US$0.0001 per share; 493,480,000 shares authorized, 154,058,500 shares issued and outstanding on an actual basis, shares issued and outstanding on an as adjusted basis)(2)	123	18
Additional paid-in capital	3,709,092	528,963
Statutory reserves	71,618	10,214
Retained earnings	571,671	81,527
Accumulated other comprehensive income	(84,277)	(12,019)

Total shareholders’ equity	4,268,227	608,703

Total capitalization	4,268,227	608,703

(1)	Translations of RMB amounts into U.S. dollars were made at a rate of RMB 7.0120 to US$1.00, the noon buying rate for U.S. dollars in effect on March 31, 2008 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York.

(2)	Ordinary shares issued and outstanding on an as adjusted basis give effect to the concurrent offering by the ADS Borrowers of borrowed ADSs pursuant to the ADS prospectus supplement. The borrowed ADSs will be reflected as issued and outstanding in shareholders’ equity. We believe that under U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per ADS. See “Description of the Registered ADS Borrow Facility.”

CURRENCIES AND EXCHANGE RATES

We conduct almost all of our business operations in China in Renminbi. Solely for your convenience, unless otherwise indicated, this prospectus supplement contains translations of Renminbi amounts into U.S. dollar amounts at US$1.00 = RMB 7.0120, the noon buying rate for U.S. dollars in effect on March 31, 2008 in New York City for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve Bank of New York. We make no representation that any amounts of Renminbi or U.S. dollar could be or could have been converted into each other at any particular rate or at all. See “Risk Factors—Risks Related to Doing Business in China—Fluctuation in the value of the Renminbi versus that of other foreign currencies may have a material adverse effect on our business and on your investment” in our annual report on Form 20-F for the fiscal year ended December 31, 2007 incorporated by reference in this prospectus. On May 9, 2008, the noon buying rate was RMB 6.9876 to US$1.00.

The following table sets forth, for the periods indicated, the noon buying rates for U.S. dollars in New York City for cable transfers in Renminbi as certified for customs purposes by the Federal Reserve Bank of New York:

	Noon buying rate
Period	Period end	Average(1)	High	Low
	(RMB per US$1.00)
2003	8.2767	8.2771	8.2800	8.2765
2004	8.2765	8.2768	8.2774	8.2764
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
November	7.3850	7.4212	7.4582	7.3800
December	7.2946	7.3682	7.4120	7.2946
2008
January	7.1818	7.2405	7.2946	7.1818
February	7.1115	7.1644	7.1973	7.1100
March	7.0120	7.0722	7.1110	7.0105
April	6.9870	6.9997	7.0185	6.9840
May (through May 9)	6.9876	6.9880	7.0000	6.9815

Source: Federal Reserve Bank of New York.

(1)	Annual averages are calculated by averaging the noon buying rates on the last business day of each month or the elapsed portion thereof during the relevant period. Monthly averages are calculated using the average of the daily rates during the relevant period.

PRICE RANGE OF OUR ADSs

Our American depositary shares, or ADSs, each representing one of our ordinary shares, par value US$0.0001 per share, have been listed on the NASDAQ Global Market under the symbol “JASO,” and commenced trading on February 8, 2007. Prior to that time, there was no public market for our ADSs or ordinary shares.

The following table sets forth, for the periods indicated, the high and low closing prices of our ADSs on the NASDAQ Global Market.

		Closing Price Per ADS
		High	Low
		(US$)	(US$)
Before our 3-for-1 ADS Split on February 7, 2008
2007	February 8 through March 31	20.46	16.30
	April 1 through June 30	34.40	18.80
	July 1 through September 30	46.84	28.67
	October 1 through December 31	75.43	40.98
2008	January	75.07	50.83
	February (through February 7, 2008)	56.20	46.45

After our 3-for-1 ADS Split on February 7, 2008
2008	February (from February 8, 2008)	20.34	14.29
	March	19.00	12.39
	April	25.75	18.87
	May (through May 9)	23.54	21.49

Source: Bloomberg

On February 7, 2008, our Board of Directors approved a change in the ratio of one ADS to three ordinary shares to one ADS to one ordinary share. Each shareholder of record at the close of business on February 6, 2008 received two additional ADSs for every ADS held on the record date. There was no change to the rights and preferences of the underlying ordinary shares. No action was required on the part of any ADS holder to effect the ratio change. As of May 9, 2008, there were 154,355,500 ordinary shares issued and outstanding and 104,615,500 were held by ten registered holders of American depositary receipts evidencing 104,615,500 ADSs. The depositary of our ADSs is The Bank of New York.

DIVIDEND POLICY

We have never declared or paid any dividends on our ordinary shares. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and to expand our business.

Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our shareholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial conditions, contractual restrictions and other factors that the board of directors may deem relevant. Cash dividends on our ADSs, if any, will be paid in U.S. dollars.

PRC regulations currently permit payment of dividends only out of accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. Under current PRC laws and regulations, each of our PRC subsidiaries is required to allocate at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its respective registered capital. As of May 9, 2008, the registered capital of JA Hebei was $134.7 million, the registered capital of JA Fengxian was $7.4 million, the registered capital of JA Yangzhou was $60.0 million) and the registered capital of JA Zhabei was $20.0 million. Neither the registered capital nor these reserves are distributable as cash dividends. In addition, at the discretion of its board of directors, each of our PRC subsidiaries may allocate a portion of its after-tax profits to its staff welfare and bonus funds. These reserve funds may not be distributed as cash dividends either. Further, if any of our PRC subsidiaries incurs debt in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Under the new PRC Corporate Income Tax Law, which became effective on January 1, 2008, dividends from our PRC subsidiaries to us are ordinarily subject to a withholding tax rate of 20.0%. Pursuant to the implementation rules of this law, the withholding tax rate has been temporarily reduced to 10%; there is no clear indication as to when such reduction will expire.

DESCRIPTION OF THE NOTES

The Notes will be issued under an indenture to be dated as of May     , 2008, as supplemented by the first supplemental indenture to be dated as of May     , 2008 (as so supplemented, the “indenture”), between JA Solar Holdings Co., Ltd., as issuer, and The Bank of New York, as trustee. The terms of the Notes include those expressly set forth in the Notes and the indenture and those made part of the indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the Notes and the indenture. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as a holder of the Notes. You may request a copy of the indenture, including a form of Notes, as set forth under the caption “Where You Can Find More Information.” For information about our ADSs issuable upon conversion of the Notes, if applicable, see “Description of American Depositary Shares” and “Description of Share Capital” in the accompanying prospectus.

For purposes of this “Description of the Notes,” references to “JA Solar,” “we,” “us” and “our” refer only to JA Solar Holdings Co., Ltd. and do not include any of its current or future subsidiaries.

Brief Description of the Notes

The Notes will:

•	initially be limited to $300 million aggregate principal amount ($345 million aggregate principal amount if the underwriters’ option to purchase additional Notes is exercised in full);

•	bear interest at a rate of % per year, payable semi-annually in arrears in cash, on May 15 and November 15 of each year, commencing November 15, 2008;

•

be our general unsecured senior obligations, ranking equally in right of payment with all of our other existing and future unsecured senior indebtedness and senior in right of payment to any existing and future subordinated indebtedness, and will be structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries;

•

be convertible by you at any time on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date, only upon satisfaction of one of the conditions for conversion, as described under “—Conversion Rights,” initially based on a conversion rate of ADSs per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $                     per ADS; upon conversion, we will deliver (i) our ADSs or (ii) cash and, if applicable, our ADSs equal to the sum of the daily settlement amounts for each of the 20 settlement period trading days during the applicable conversion period;

•

provide that in the event of certain types of fundamental changes, we will increase the conversion rate, as described herein under “—Conversion Rights—Adjustment to Conversion Rate Upon a Non-Stock Change of Control;”

•

be subject to repurchase by us at your option if a fundamental change occurs, at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the repurchase date, as set forth under “—Fundamental Change Put;”

•

be subject to redemption by us at our option on or after May 15, 2011 if the closing sale price of our ADSs has been at least 130% of the then applicable conversion price for at least 20 trading days during any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date on which we provide notice of redemption; and

•	be due on May 15, 2013, unless earlier converted, repurchased by us at your option or redeemed by us at our option.

Neither we nor any of our subsidiaries will be subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “—Conversion Rights,” “—Fundamental Change Put” and “—Consolidation, Amalgamation, Merger and Sale of Assets by JA Solar.”

No sinking fund is provided for the Notes and the Notes will not be subject to defeasance. The Notes will not be guaranteed by any of our subsidiaries.

The Notes initially will be issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the Notes will be shown on, and transfers of beneficial interests in the Notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated Notes except in limited circumstances. Notes may also be delivered to purchasers in book-entry form through direct and indirect Participants of DTC, including Clearstream Banking, S.A. Luxembourg and Euroclear Bank S.A./N.V. as operation of the Euroclear System. For information regarding conversion, registration of transfer and exchange of global Notes held in DTC, see “—Form, Denomination and Registration—Global Notes, Book-Entry Form.”

If certificated Notes are issued, you may present them for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which will initially be the office or agency of the trustee in New York City.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the State of New York or the Cayman Islands are authorized or obligated by law or executive order to close.

Ranking

The Notes will be our direct and senior unsecured obligations. The Notes will rank equally in right of payment with all of our existing and future senior indebtedness, and senior in right of payment to all our existing and future subordinated indebtedness. The Notes will be effectively junior to any of our secured indebtedness to the extent of the value of the related collateral.

The Notes will be structurally subordinated to the existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries. As of March 31, 2008, our subsidiaries had total liabilities of approximately $528.0 million.

Additional Notes

We may, without notice to or consent of the holders of the Notes, increase the principal amount of the Notes outstanding by issuing additional Notes in the future on the same terms and conditions, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional Notes; provided that no such additional Notes may be issued unless fungible with the Notes offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional Notes have the same CUSIP number as the Notes offered hereby. The Notes offered by this prospectus supplement and any additional Notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional Notes may be issued if any event of default has occurred and is continuing with respect to the Notes.

Payment at Maturity

On the maturity date, each holder will be entitled to receive on such date $1,000 in cash for each $1,000 in principal amount of Notes, together with accrued and unpaid interest to, but not including, the maturity date, unless earlier converted or repurchased by us at the holder’s option. With respect to global Notes, principal and interest will be paid to DTC in immediately available funds. With respect to any certificated Notes, principal and interest will be payable at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest

The Notes will bear interest at a rate of             % per year. Interest will accrue from the date of issuance, or from the most recent date to which interest has been paid or duly provided for. We will pay interest in cash semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 2008, to holders of record at 5:00 p.m., New York City time, on the preceding May 1 and November 1, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay in cash accrued interest on any Notes when they are converted, except as described under “—Conversion Rights;” and

•	on the maturity date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount (which may or may not be the holder of record on the relevant record date).

We will pay interest on:

•	global Notes to DTC in immediately available funds;

•

any certificated Notes having a principal amount of less than $2,000,000, by check mailed to the holders of those Notes; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity;” and

•

any certificated Notes having a principal amount of $2,000,000 or more, by wire transfer in immediately available funds at the election of the holders of these Notes duly delivered to the trustee at least five business days prior to the relevant interest payment date; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period that is less than a whole month will be calculated on the basis of the actual number of days elapsed during that less than whole-month period divided by 360. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

To the extent lawful, payments of principal or interest on the Notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

All references to “interest” in this prospectus supplement are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of Default; Notice and Waiver.”

Conversion Rights

Holders may convert their Notes on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date based on an initial conversion rate of                      ADSs per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $                     per ADS), only if the conditions for conversion described below are satisfied. As of the date of this prospectus supplement, each ADS represents one ordinary share. See “Description of Share Capital” and “Description of American Depositary Shares” in the accompanying prospectus. The conversion rate will be subject to adjustment as described below. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day. As described under “—Settlement Upon Conversion,” upon conversion, we may choose to satisfy our conversion obligation by delivering (i) our ADSs or (ii) cash and, if applicable, our ADSs.

Unless we have previously repurchased the Notes, you will have the right to convert any portion of the principal amount of any Notes that is an integral multiple of $1,000 on or prior to 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date only under the following circumstances:

(1)	during any fiscal quarter beginning after June 30, 2008 (and only during such fiscal quarter) if the closing sale price of our ADSs was more than 130% of the then applicable conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter, as described in more detail under “—Conversion upon Satisfaction of Sale Price Condition;”

(2)	with respect to any Notes called for redemption, during a specified period as described under “—Conversion Upon Redemption;”

(3)	during a specified period, if we distribute to all or substantially all holders of our ordinary shares rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period expiring within 45 calendar days of the date of distribution, our ordinary shares (directly or in the form of ADS) at a price per ordinary share less than the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the ten consecutive trading day period ending on the trading day immediately preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

(4)	during a specified period, if we distribute to all or substantially all holders of our ordinary shares cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan or a dividend or distribution on ordinary shares in ordinary shares), which distribution has a per ordinary share value, as determined by our board of directors, exceeding 5% of the closing sale price of our ADSs divided by the number of ordinary shares then represented by each ADS on the trading day immediately preceding the declaration date for such distribution, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

(5)	during a specified period, if we are a party to a consolidation, amalgamation or merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (other than a consolidation, amalgamation, merger, sale, lease, conveyance or other disposition the primary purpose of which is to effect our redomiciling) that does not constitute a fundamental change, in each case pursuant to which our ordinary shares (including ordinary shares represented by ADSs) would be converted into or exchanged for cash, securities and/or other property, as described below in more detail under “—Conversion Upon Specified Corporate Transactions;”

(6)	during a specified period if a fundamental change occurs, as described in more detail below under “—Conversion Upon a Fundamental Change;”

(7)	during the five consecutive business-day period following any five consecutive trading-day period in which the trading price for the Notes on each day during such five consecutive trading-day period was less than 98% of the product of the closing sale price of our ADSs on such day multiplied by the then applicable conversion rate, as described in more detail below under “—Conversion Upon Satisfaction of Trading Price Condition;” we refer to this condition as the “trading price condition;” or

(8)	at any time on or after February 15, 2013.

As described under “—Settlement Upon Conversion,” upon conversion, we may choose to satisfy our conversion obligation by delivering (i) our ADSs, or (ii) cash and, if applicable, our ADSs. We will from time to time make an election with respect to the method we choose to satisfy our obligation upon conversion, which election shall be effective until we provide notice of an election of a different method of settlement. We may not elect a different method of settlement after February 15, 2013. We initially elect to settle our conversion obligation in cash and, if applicable, our ADSs.

Except as provided in the next paragraph, upon conversion, you will not receive any separate cash payment of accrued and unpaid interest on the Notes. Accrued and unpaid interest to the conversion date is deemed to be paid in full by the consideration delivered or paid upon conversion rather than cancelled, extinguished or forfeited.

If you convert after 5:00 p.m., New York City time, on a regular record date for an interest payment but prior to the corresponding interest payment date, you will receive on the corresponding interest payment date the semi-annual interest payable on your Notes, notwithstanding your conversion of those Notes prior to the interest payment date, assuming you were the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time you surrender your Notes for conversion, whether or not you were the holder of record on the relevant date, you must pay us an amount equal to the interest that has accrued and will be paid on the Notes being converted on the corresponding interest payment date. You are not required to make such payment:

•	if you convert your Notes after 5:00 p.m., New York City time, on the regular record date immediately preceding the maturity date;

•

if you convert your Notes that have been called for redemption and we have specified a redemption date that is after a record date and you are converting on or prior to the interest payment date corresponding to such record date;

•

if you convert your Notes in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and you are converting on or prior to the interest payment date corresponding to such record date; or

•	to the extent of any overdue interest, if overdue interest exists at the time of conversion with respect to your Notes.

With respect to ADSs issued upon conversion of the Notes, except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on our ordinary shares.

If our ADS facility maintained with the depositary is terminated for any reason but our ordinary shares are then listed for trading on a U.S. national securities exchange, all references to “our ADSs” will be deemed to refer to “our ordinary shares,” all references to the “closing sale price of our ADSs” and “VWAP of our ADS” will be deemed to refer to the “closing sale price of our ordinary shares” and “VWAP of our ordinary shares” and other appropriate adjustments will be made to reflect such change.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate an average of closing sale prices of our ADSs over multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective or any event requiring an adjustment to the conversion rate where the ex-dividend date (as defined below) of the event occurs at any time during the period during which the average is to be calculated. In addition, if during a period applicable for calculating the VWAP (as defined below) or closing sale price of our ADSs an event occurs that requires an adjustment to the conversion rate, the VWAP or closing sale price of our ADSs shall be calculated for such period in a manner determined by us to appropriately reflect the impact of such event on the price of our ADSs during such period.

Conversion upon Satisfaction of Sale Price Condition

You may surrender your Notes for conversion on any date during any fiscal quarter beginning after June 30, 2008 (and only during such fiscal quarter) if the closing sale price of our ADSs was more than 130% of the then applicable conversion price for at least 20 trading days in the period of the 30 consecutive trading days ending on the last trading day of the previous fiscal quarter.

The “closing sale price” of our ADSs on any trading date means:

•

the closing sale price per ADS (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions for the principal U.S. national securities exchange on which our ADSs are traded;

•

if our ADS are not listed on a U.S. national securities exchange, the last quoted bid price per ADS on that date in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

•	if our ADSs are not so quoted by Pink Sheets LLC or a similar organization, as determined by a nationally recognized securities dealer retained by us for that purpose.

The closing sale price will be determined without reference to extended or after hours trading.

For purposes of determining whether this conversion contingency has been triggered, “trading day” means a day during which:

•

the Nasdaq Global Market is open for trading, or if our ADSs are not listed on the Nasdaq Global Market, the principal U.S. national securities exchange on which our ADSs are listed is open for trading, and has a scheduled closing time of 4:00 p.m., New York City time (or the then standard closing time for regular trading on the relevant exchange or market) or if our ADSs are not so listed, any business day; and

•	there is no market disruption event.

For purposes of determining whether this conversion contingency has been triggered, “market disruption event” means, if our ADSs are listed on the Nasdaq Global Market or another U.S. national securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our ADSs on such exchange or in any options, contracts or future contracts relating to our ADSs on the primary market for the trading of such options, contracts or future contracts.

Whenever the Notes shall become convertible upon satisfaction of this condition to conversion, we will notify holders, the trustee and the conversion agent promptly. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

Conversion Upon Redemption

You will have the right to convert your Notes that have been called for redemption at any time during the period from the date of the notice of redemption until 5:00 p.m., New York City time, on the business day immediately preceding the redemption date. We will notify holders of Notes called for redemption, the trustee and the conversion agent of the redemption date in the redemption notice, as described under “—Optional Redemption.” Simultaneously with providing such redemption notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

Conversion Upon Specified Corporate Transactions

You will have the right to convert your Notes if we:

•

distribute to all or substantially all holders of our ordinary shares rights or warrants (other than pursuant to a rights plan) entitling them to purchase, for a period expiring within 45 calendar days of the date of distribution, our ordinary shares (directly or in the form of ADSs) at a price per ordinary share less than the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the ten consecutive trading day period ending on the trading day immediately preceding the declaration date for such distribution; or

•

distribute to all or substantially all holders of our ordinary shares cash or other assets, debt securities or rights to purchase our securities (other than pursuant to a rights plan or a dividend or distribution on ordinary shares in ordinary shares), which distribution has a per ordinary share value, as determined by our board of directors, exceeding 5% of the closing sale price of our ADSs divided by the number of ordinary shares then represented by each ADS on the trading day immediately preceding the declaration date for such distribution.

We will notify you at least 35 scheduled trading days prior to the ex-dividend date for such distribution. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. Once we have given such notice, you may surrender your Notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-dividend date or any announcement by us that such distribution will not take place. You may not convert any of your Notes based on this conversion contingency if you will otherwise participate in the distribution without conversion as a result of holding the Notes.

“Ex-dividend date” means the first date on which our ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive the relevant dividend, distribution or issuance.

You will also have the right to convert your Notes if we are a party to a consolidation, amalgamation or merger, or sale, lease, transfer, conveyance or other disposition of all or substantially all of our assets (other than a consolidation, amalgamation, merger or sale, lease, conveyance or other disposition the primary purpose of which is to effect our redomiciling) that does not constitute a fundamental change, in each case pursuant to which our ordinary shares (including ordinary shares represented by ADSs) would be converted into or exchanged for cash, securities and/or other property. In such event, you will have the right to convert your Notes at any time beginning on the business day immediately following the effective date of the transaction until 5:00 p.m., New York City time, on the 30th business day thereafter. We will notify holders, the trustee and the conversion agent of the anticipated effective date of such transaction at least 10 calendar days prior to such date. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. If you do not convert your Notes during this period, your Notes will generally become convertible thereafter into conversion consideration based on the kind and amount of cash, securities and other property that the holders of our ordinary shares received in such transaction.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “—Fundamental Change Put”) occurs, you will have the right to convert your Notes at any time beginning on the business day following the effective date of the fundamental change until 5:00 p.m., New York City time, on the business day preceding the repurchase date relating to such fundamental change. We will notify holders, the trustee and the conversion agent of the anticipated effective date of any fundamental change at least 10 calendar days prior to such date. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. If you convert your Notes in connection with a fundamental change:

•

you will receive, at our election, (i) our ADSs or reference property (as described below), as the case may be, or (ii) cash and, if applicable, our ADSs or reference property, as applicable, equal to the sum of the daily settlement amounts (as defined below) for each day of the 20 settlement period trading days during the applicable conversion period; and

•	under certain circumstances, the conversion rate will be increased as described under “—Adjustment to Conversion Rate Upon a Non-Stock Change of Control.”

If you have submitted any or all of your Notes for repurchase, unless you have withdrawn such Notes in a timely fashion, your conversion rights on the Notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If you have submitted any Notes for repurchase, such Notes may be converted only if you submit a withdrawal notice, and if the Notes submitted are evidenced by a global Note, you comply with appropriate DTC procedures.

Conversion Upon Satisfaction of Trading Price Condition

You may surrender your Notes for conversion during the five consecutive business-day period following any five consecutive trading-day period in which the “trading price” per $1,000 principal amount of Notes, as determined following a request by a holder of Notes in accordance with the procedures described below, on each trading day during such five consecutive trading-day period was less than 98% of the product of the closing sale price of our ADSs on such day and the then applicable conversion rate.

The “trading price” of the Notes on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of Notes obtained by the bid solicitation agent for $5,000,000 principal amount of the Notes at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers we select, which may include one or more of the underwriters, provided that if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid will be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, then, for purposes of the trading price condition only, the trading price of the Notes will be deemed to be less than 98% of the product of the closing sale price of our ADSs on such determination date and the then applicable conversion rate.

The bid solicitation agent will determine the trading price of the Notes upon our request. We will have no obligation to make that request unless a holder of Notes requests that we do so and provides us with reasonable evidence that the trading price per $1,000 principal amount of Notes would be less than 98% of the product of the closing sale price of our ADSs and the then applicable conversion rate. At such time, we will instruct the bid solicitation agent to determine the trading price of the Notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of Notes for any trading day is greater than or equal to 98% of the product of the closing sale price of our ADSs and the then applicable conversion rate.

Whenever the Notes shall become convertible upon satisfaction of this condition to conversion, we will notify holders, the trustee and the conversion agent promptly. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

Conversion During the Period Commencing February 15, 2013 to Maturity

Notwithstanding anything herein to the contrary, a holder may surrender the Notes for conversion at any time on or after February 15, 2013 until 5:00 p.m., New York City time, on the scheduled trading day immediately preceding the maturity date.

Conversion Procedures

Procedures to be Followed by a Holder

If you hold a beneficial interest in a global Note, to convert you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and pay (i) if required, funds equal to interest payable on the next interest payment date, (ii) any documentary, stamp or similar issue or transfer tax, fee or duty due upon the issuance and delivery of ADSs upon conversion and (iii) the applicable fees and expenses of the depositary for the issuance of the ADSs as described in the deposit agreement.

If you hold a certificated Note, to convert you must:

•	complete and manually sign the conversion notice on the back of the Notes or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the Notes to be converted to the conversion agent;

•	if required, furnish appropriate endorsements, signature guarantees and transfer documents;

•	if required, furnish written acknowledgements, certifications and agreements in connection with the issuance of ADSs by the depositary upon deposit of our ordinary shares;

•	if required, pay funds equal to interest payable on the next interest payment date;

•	if required, pay any documentary, stamp or similar issue or transfer tax, fee or duty due upon the issuance and delivery of ADSs upon conversion; and

•	pay the applicable fees and expenses of the depositary for the issuance of the ADSs pursuant to the deposit agreement.

The conversion date will be the date on which you have satisfied all of the foregoing requirements.

If a holder has already delivered a repurchase notice as described under “—Fundamental Change Put” with respect to a Note, the holder may not surrender that Note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Settlement Upon Conversion

Upon conversion, we may elect to deliver to holders in satisfaction of our conversion obligation, in respect of each $1,000 principal amount of Notes being converted, (i) a number of our ADSs equal to the then applicable conversion rate or (ii) a “conversion settlement amount” consisting of cash and, if applicable, our ADSs which shall be equal to the sum of the daily settlement amounts (as defined below) for each of the 20 settlement period trading days (as defined below) during the applicable conversion period (as defined below).

We will from time to time make an election with respect to the method we choose to satisfy our obligation upon conversion, which election shall be effective until we provide notice of an election of a different method of settlement. We initially elect to satisfy our conversion obligation by delivering the conversion settlement amount. If we choose to elect a different method of settlement of our conversion obligation in the future, we will provide to all holders of the Notes, with a copy to the trustee and the conversion agent, a notice of the newly chosen method of settlement and the effective date of such newly chosen method. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website. We may not elect a different method of settlement after February 15, 2013.

If we elect to satisfy our conversion obligation by delivering the conversion settlement amount, the following definitions shall apply:

The “conversion period” means the period of 20 consecutive settlement period trading days:

•

with respect to conversion notices received during the period beginning 25 scheduled trading days preceding the maturity date, beginning on and including the 22nd scheduled trading day immediately preceding the maturity date;

•	if the Notes delivered for conversion have been called by us for redemption, beginning on and including the 22nd scheduled trading day immediately preceding the redemption date; and

•	in all other cases, beginning on and including the third settlement period trading day following the conversion date.

The “daily settlement amount,” for each $1,000 principal amount of Notes, for each of the 20 settlement period trading days during the applicable conversion period, shall consist of:

•	cash equal to the lesser of $50 and the daily conversion value; and

•

to the extent the daily conversion value exceeds $50, a number of ADSs equal to (1) the difference between the daily conversion value and $50, divided by (2) the volume weighted average price, which we refer to as “VWAP,” of our ADSs for such day.

The “daily conversion value” for any settlement period trading day equals 1/20th of:

•	the conversion rate in effect on that settlement period trading day, multiplied by

•	the VWAP of our ADSs on that settlement period trading day.

“Settlement period trading day” means a day during which:

•	trading in our ADSs generally occurs on the principal U.S. national securities exchange or market on which our ADSs are listed or admitted for trading; and

•	there is no settlement period market disruption event;

provided, however, that if our ADSs are not traded on any U.S. national securities exchange or market, then “settlement period trading day” shall mean a day that the VWAP of our ADSs can be obtained.

“Settlement period market disruption event” means:

•	a failure by the securities exchange or market referenced in the definition of “settlement period trading day” above to open for trading during its regular trading session; or

•

the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our ADSs of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The Nasdaq Global Market or otherwise) in our ADSs or in any option contracts or futures contracts relating to our ADSs.

The “VWAP” of our ADSs on any settlement period trading day means such price as is displayed on Bloomberg (or any successor service) page JASO<EQUITY>AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such settlement period trading day; or, if such price is not available, the VWAP means the market value per ADS on such settlement period trading day as determined by a nationally recognized independent investment banking firm (which may be an underwriter or one of its affiliates) retained for this purpose by us.

“Scheduled trading day” means any day on which the principal U.S. national securities exchange or market on which our ADSs are listed or admitted for trading is scheduled to be open for trading.

We will not issue fractional ADSs upon conversion of the Notes. Instead, we will pay cash in lieu of fractional ADSs based on the VWAP of our ADSs on the final settlement period trading day of the applicable conversion period (or in the case of settlement in our ADSs only, the conversion period that would be applicable if we elected to satisfy our conversion obligation by delivering the conversion settlement amount.

In accordance with the deposit agreement, dated as of February 6, 2007, among JA Solar, The Bank of New York, as depositary, and the owners and beneficial owners of our ADSs, we will undertake to deliver to the custodian thereunder, such ordinary shares required for the issuance of the ADSs by the depositary upon conversion of the Notes, plus written delivery instructions (if requested by the depositary or the custodian) for such ADSs and any other information or documentation required by the depositary or the custodian in connection with each deposit of ordinary shares and issuance and delivery of ADSs. The delivery of ADSs by the depositary to holders upon conversion of their Notes or their designated transferees will be governed by the terms of the deposit agreement.

Delivery of the conversion settlement amount will occur on the third trading day following the final settlement period trading day of the applicable conversion period. Delivery of our ADSs only will occur on the third trading day following the final settlement period trading day of the conversion period that would be applicable if we elected to satisfy our conversion obligation by delivering the conversion settlement amount. We expect that any newly issued ADSs will be accepted into the book-entry system maintained by DTC, and no person receiving ADSs shall receive or be entitled to receive physical delivery of ADSs, except in the limited circumstances set forth in the deposit agreement.

If:

•	ADSs are deliverable as part of the daily settlement amount for a given settlement period trading day within the conversion period applicable to Notes that you have converted, and

•	an adjustment to the conversion rate occurs after the settlement period trading day in question and prior to the date upon which you become a record holder in respect of the deliverable ADSs,

then we will adjust the number of ADSs that we deliver to you in respect of the relevant settlement period trading day in the same manner that the conversion rate has been adjusted.

We may be unable to deliver the cash amount of a conversion settlement amount upon your exercise of your conversion right. Our ability to pay such cash amount in the future may be limited by the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to deliver the cash amount of the conversion settlement amount. If we fail to deliver the conversion settlement amount (including the cash amount) upon your exercise of your conversion right as required by the indenture, it would constitute an event of default under the indenture. See “—Events of Default; Notice and Waiver.”

Conversion Rate Adjustments

As of the date of this prospectus supplement, each ADS represents one ordinary share. If the number of our ordinary shares represented by ADSs is changed, we will make appropriate adjustment to the conversion rate such that the number of ordinary shares represented by ADSs upon which conversion of the Notes is based remains the same.

In addition, we will adjust the conversion rate for the following events:

(1) issuances of our ordinary shares to all or substantially all holders of our ordinary shares as a dividend or distribution, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution

CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution

OS0	=	the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution

OS1	=	the number of our ordinary shares that would be outstanding immediately after, and solely as a result of, such dividend or distribution

Any adjustment made pursuant to this clause (1) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this clause (1) is declared but not so paid or made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this clause (1), the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution shall not include our ordinary shares held in treasury, if any. We will not pay any dividend or make any distribution on our ordinary shares held in treasury, if any.

(2) certain subdivisions or combinations of our ordinary shares, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination

CR1	=	the conversion rate in effect on the effective date of such subdivision or combination

OS0	=	the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision or combination

OS1	=	the number of our ordinary shares that would be outstanding immediately after, and solely as a result of, such subdivision or combination

Any adjustment made pursuant to this clause (2) shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision or combination.

(3) issuances to all or substantially all holders of our ordinary shares of certain rights (other than rights issued pursuant to a shareholders’ rights plan) or warrants to purchase, for a period expiring within 45 calendar days of the date of issuance, our ordinary shares (directly or in the form of ADSs) at a price per ordinary share less than the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for the distribution, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance

CR1	=	the conversion rate in effect on the ex-dividend date for such issuance

OS0	=	the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance

X	=	the total number of our ordinary shares issuable (directly or in the form of ADSs) pursuant to such rights or warrants

Y	=

the number of our ordinary shares equal to the quotient of (x) the aggregate price payable to exercise such rights or warrants divided by (y) the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such issuance

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance. In the event that such rights or warrants described in this clause (3) are not so issued, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants to the conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or ordinary shares are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the adjustments made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of ordinary shares actually delivered. In determining the aggregate price payable to exercise such rights or warrants, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For purposes of this clause (3), the number of our ordinary shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such issuance shall not include ordinary shares held in treasury, if any. We will not issue any such rights or warrants in respect of our ordinary shares held in treasury, if any.

(4) distributions to all or substantially all holders of our ordinary shares of our capital stock, evidences of our indebtedness or assets, including securities, but excluding:

•	any dividends or distributions referred to in clause (1) above;

•	the rights and warrants referred to in clause (3) above;

•	any dividends or distributions referred to in clause (5) below;

•

any dividends and distributions in connection with a reclassification, change, consolidation, amalgamation, merger, sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events;” and

•	any spin-off to which the provisions set forth below in this clause (4) shall apply,

in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 – FMV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution

CR1	=	the conversion rate in effect on the ex-dividend date for such distribution

SP0	=

the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution

FMV	=

the fair market value (as determined by our board of directors), on the ex-dividend date for such distribution, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per ordinary share

If the transaction that gives rise to an adjustment pursuant to this clause (4) is, however, one pursuant to which the payment of a dividend or other distribution on our ordinary shares consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or listed on the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or any other U.S. national securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

CR1	=	CR0	x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such distribution

CR1	=	the conversion rate in effect on the ex-dividend date for such distribution

FMV0	=

the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our ordinary shares applicable to one ordinary share during the 10 consecutive trading day period commencing on and including the effective date of the spin-off

MP0	=

the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the 10 consecutive trading day period commencing on and including the effective date of the spin-off

Any adjustment made pursuant to this clause (4) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution. In the event that such distribution described in this clause (4) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to the conversion rate is required under this clause (4) during any conversion period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5) dividends or other distributions consisting exclusively of cash to all or substantially all holders of our ordinary shares (other than dividends or distributions made in connection with our liquidation, dissolution or winding-up or upon a merger, consolidation or sale, lease, transfer, conveyance or other disposition resulting in a change in the conversion consideration as described under “—Change in the

Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events”) in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
SP0 – DIV

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the ex-dividend date for such dividend or distribution

CR1	=	the conversion rate in effect on the ex-dividend date for such dividend or distribution

SP0	=

the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the 10 consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution

DIV	=	the amount in cash per ordinary share we distribute to holders of our ordinary shares

Any adjustment made pursuant to this clause (5) shall become effective immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution. In the event that such dividend or distribution described in this clause (5) is not so made, the conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(6) purchases of our ordinary shares (directly or in the form of ADSs) pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for all or any portion of our ordinary shares (directly or in the form of ADSs), to the extent that the fair market value (as determined below) of the cash and any other consideration included in the payment per ordinary share (or equivalent payment per ordinary share represented by our ADSs), exceeds the closing sale price of our ADSs divided by the number of ordinary shares then represented by each ADS on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “expiration date”), as it may be amended, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	FMV + (SP1 x OS1)
SP1 x OS0

where,

CR0	=	the conversion rate in effect at 5:00 p.m., New York City time, on the expiration date

CR1	=	the conversion rate in effect immediately after 5:00 p.m., New York City time, on the expiration date

FMV	=

the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for the ordinary shares (directly or in the form of ADSs) validly tendered or exchanged and not withdrawn as of the expiration date

OS1	=	the number of our ordinary shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”)

OS0	=	the number of our ordinary shares outstanding immediately before the expiration time

SP1	=

the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the 10 consecutive trading day period commencing on the trading day immediately after the expiration date

Any adjustment made pursuant to this clause (6) shall become effective immediately prior to 9:00 a.m., New York City time, on the trading day immediately following the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase ordinary shares (directly or in the form of ADSs) pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the conversation rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in the conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to the conversion rate is required pursuant to this clause (6) during any settlement period in respect of Notes that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

If we have a shareholder rights agreement in effect upon conversion of the Notes, you will receive upon a conversion of Notes in respect of which we deliver our ADSs in complete or partial satisfaction of our conversion obligation, in addition to such ADSs, rights under our shareholder rights agreement unless, prior to such conversion, the rights have separated from our ordinary shares (directly or in the form of ADSs), in which case, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our ordinary shares, shares of our capital stock, evidences of indebtedness or assets as described above in clause (4), subject to readjustment in the event of the expiration, termination or redemption of such rights.

In addition to the adjustments pursuant to clauses (1) through (6) above, we may from time to time, to the extent permitted by law and subject to the applicable rules of the Nasdaq Global Market, increase the conversion rate of the Notes by a specified amount for a period of at least 20 business days. In that case, we will give at least 15 calendar days’ prior notice of such increase. We may also make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our ordinary shares resulting from any dividend or distribution of ordinary shares (or rights to acquire ordinary shares) or from any event treated as such for income tax purposes.

Certain continued listing standards of the Nasdaq Stock Market potentially limit the amount by which we may increase the conversion rate. These standards generally require us to obtain the approval of our shareholders before entering into certain transactions that potentially result in the issuance of 20% or more of our outstanding ordinary shares under certain circumstances. Accordingly, we will not increase the conversion rate as described above beyond the maximum level permitted by these continued listing standards. However, we covenant not to enter into any transaction, or take any other action, that will require an adjustment to the conversion rate that would exceed the number of ordinary shares that would require shareholder approval under the continued listing standards of the Nasdaq Stock Market without having obtained prior shareholder approval.

If we adjust the conversion rate pursuant to the above provisions, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

We will not make any adjustment to the conversion rate if holders of the Notes are permitted to participate, on an as-converted basis, in the transaction described above.

In cases where the fair market value of assets (including cash), debt securities or certain rights, warrants or options to purchase our securities, including with respect to a spin-off, as to which clauses (4) or (5) above apply, applicable to one ordinary share, distributed to holders of our ordinary shares:

•

equals or exceeds the average of the closing sale prices of our ADSs divided by the number of ordinary shares then represented by each ADS during the ten consecutive trading day period ending on the trading day immediately preceding the ex-dividend date for such distribution, or

•	such average of the closing sale prices exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion rate, the holder of Notes will be entitled to receive upon conversion, in addition to the (i) ADSs or (ii) cash and, if applicable, ADSs, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

Except as stated above, we will not adjust the conversion rate for the issuance of our ordinary shares (directly or in the form of ADSs) or any securities convertible into or exchangeable for our ordinary shares (directly or in the form of ADSs) or carrying the right to purchase any of the foregoing.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may result in a taxable deemed distribution to the beneficial owners. See “Taxation—Material United States Federal Income Tax Considerations.”

Change in the Conversion Rights upon Certain Reclassifications, Business Combinations, Asset Sales and Corporate Events

If we:

•	reclassify or change our ordinary shares (other than changes in par value or changes resulting from a subdivision or combination), or

•	consolidate, amalgamate or merge with or into any person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of our assets to another person,

and in either case holders of our ordinary shares (including ordinary shares represented by ADSs) receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their ordinary shares, then from and after the effective date of such transaction, each outstanding Note will, without the consent of any holders of the Notes, become convertible based on the consideration the holders of our ordinary shares received in such reclassification, change, consolidation, amalgamation, merger, sale, lease, transfer, conveyance or other disposition (such consideration, the “reference property”). If the transaction causes our ordinary shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the Notes will become convertible will be deemed to be the kind and amount of consideration elected to be received by a majority of our ordinary shares voted for such an election (if electing between two types of consideration) or a plurality of our ordinary shares voted for such an election (if electing between more than two types of consideration), as the case may be. In all cases, if we elect to satisfy our conversion obligation in cash and, if applicable, reference property rather than reference property only, the provisions above under “—Settlement Upon Conversion” relating to the satisfaction of our conversion obligation shall continue to apply with respect to the calculation of the conversion settlement amount, with the daily conversion value and daily settlement amount based on the reference property; provided, however, that if the holders of our ordinary shares receive only cash in such transaction, the conversion settlement amount shall equal the conversion rate in effect on the conversion date multiplied by the price paid per ordinary share in such transaction multiplied by the number of ordinary shares then represented by each ADS and settlement will occur on the third trading day following the conversion date. We may not become a party to any such transaction unless its terms are materially consistent with the foregoing.

Adjustment to Conversion Rate Upon a Non-Stock Change of Control

If and only to the extent you elect to convert your Notes in connection with a transaction described under clause (1) or clause (4) under the definition of a fundamental change described below under “—Fundamental Change Put” pursuant to which 10% or more of the consideration for our ordinary shares (other than cash payments for fractional ordinary shares and cash payments made in respect of dissenters’ appraisal rights) in such fundamental change transaction consists of cash or securities (or other property) that are not ordinary shares, shares of common stock, depositary receipts or other certificates representing common equity interests traded or scheduled to be traded immediately following such transaction on a U.S. national securities exchange, which we refer to as a “non-stock change of control,” we will increase the conversion rate as described below. We will notify holders, the trustee and the conversion agent of the anticipated effective date of any fundamental change at least 10 calendar days prior to such date.

The number of additional ADSs by which the conversion rate is increased (the “additional ADSs”) will be determined by reference to the table below, based on the earliest of the date on which the non-stock change of control is publicly announced, occurs or becomes effective (the “adjustment date”) and the price paid with respect to each ADS in such non-stock change of control (the “ADS price”), subject to adjustments as described below. If holders of our ordinary shares receive only cash in such non-stock change of control, the ADS price paid will be the cash amount paid per ordinary share multiplied by the number of ordinary shares then represented by each ADS. Otherwise, the ADS price paid will be the average of the closing sale prices of our ADSs during the five consecutive trading day period ending on the trading day immediately preceding the effective date of such non-stock change of control.

A conversion of the Notes by a holder will be deemed for these purposes to be “in connection with” a non-stock change of control if the conversion notice is received by the conversion agent during the period from the business day following the effective date of the non-stock change of control to 5:00 p.m., New York City time, on the business day immediately preceding the related repurchase date (as specified in the repurchase notice described under “—Fundamental Change Put”).

The number of additional ADSs set forth in the table below will be adjusted in the same manner as and as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments.” The ADS prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the Notes is adjusted as described above under “—Conversion Rate Adjustments.” The adjusted ADS price will equal the ADS price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the ADS price adjustment and the denominator of which is the conversion rate as so adjusted.

The following table sets forth the number of additional ADSs by which the conversion rate for the Notes shall be increased:

ADS Price

Adjustment Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$

May , 2008

May 15, 2009

May 15, 2010

May 15, 2011

May 15, 2012

May 15, 2013

The exact ADS price and adjustment date may not be set forth on the table, in which case, if the ADS price is between two ADS price amounts on the table or the adjustment date is between two adjustment dates on the table, the number of additional ADSs will be determined by straight-line interpolation between the number of additional ADSs set forth for the higher and lower ADS price amounts and the earlier and later adjustment dates, as applicable, based on a 360-day year. If the ADS price is:

•	in excess of $ per ADS (subject to adjustment), the conversion rate will not be increased; and

•	less than $ per ADS (subject to adjustment), the conversion rate will not be increased.

Notwithstanding the foregoing, in no event will the total number of our ADSs issuable upon conversion exceed per $1,000 principal amount of the Notes (which number shall equal the quotient obtained by dividing the principal amount per Note by the closing sale price of our ADSs on the date of this prospectus supplement), subject to adjustment on account of an adjustment to the conversion rate in the manner described above under “—Conversion Rate Adjustments.”

Any conversion that entitles the converting holder to an increase in the conversion rate as described in this section shall be settled as described under “—Settlement Upon Conversion” above.

Any increase in the conversion rate upon a fundamental change may be treated as a deemed distribution to holders of the Notes, possibly subject to U.S. federal withholding tax. See “Taxation—Material United States Federal Income Tax Considerations.”

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the Notes, you will have the right to require us to repurchase, at the repurchase price described below, all or part of your Notes for which you have properly delivered and not withdrawn a written repurchase notice. The Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will be payable in cash and will equal 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase your Notes in cash upon a fundamental change. Our ability to repurchase the Notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash. See “Risk Factors—Risks Relating to the Notes, Our Ordinary Shares and Our ADSs—We may be unable to repurchase the Notes for cash if required by the holders following a fundamental change.” If we fail to repurchase the Notes in cash as required by the indenture, it would constitute an event of default under the indenture. See “—Events of Default; Notice and Waiver.”

A “fundamental change” will be deemed to have occurred when any of the following has occurred:

(1)	the consummation of any transaction the result of which is that any “person” or “group” of related “persons” is or becomes the “beneficial owner”, directly or indirectly, of more than 50% of our capital stock that is at the time entitled to vote by the holder thereof in the election of our board of directors (or comparable body);

(2)	the first day on which a majority of the members of our board of directors are not continuing directors;

(3)	the adoption of a plan relating to our liquidation or dissolution;

(4)	the consolidation, amalgamation or merger of us with or into any other person, or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole to any “person”, other than:

(a)	in any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•

pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the capital stock entitled to vote generally in the election of directors of the continuing or surviving person (or any parent thereof) immediately after giving effect to such transaction; or

(b)	any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of our outstanding ordinary shares solely into shares of ordinary shares or common stock of the surviving entity; or

(5)	the termination of trading of our ADSs (or other common equity interests (or depositary receipts or other certificates representing common equity interests) into which the Notes are then convertible) or our ordinary shares represented by our ADSs, which will be deemed to have occurred if our ADSs (or other common equity interests (or depositary receipts or other certificates representing common equity interests) into which the Notes are then convertible) or our ordinary shares represented by our ADSs are not listed on a U.S. national securities exchange.

However, a fundamental change will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional ordinary shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a fundamental change under clause (1) or (4) above consists of ordinary shares, shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a U.S. national securities exchange and, as a result of the transaction or transactions, the Notes become convertible based on such ordinary shares, common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration.

“Continuing directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of our board of directors on the date of the indenture; or

•

was nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of the board at the time of such new director’s nomination or election.

“Person” is used as defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Beneficial owner” is used as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time. “Group” has the meaning it has in Sections 13(d) and 14(d) of the Exchange Act.

The definition of “fundamental change” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under New York law, which governs the indenture and the Notes, or under the laws of Cayman Islands, JA Solar’s jurisdiction of organization.

Accordingly, the ability of a holder of Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another person or group may be uncertain.

On or before the fifth calendar day after the occurrence of a fundamental change, we will provide to all record holders of the Notes on the date of the fundamental change at their addresses shown in the register of the registrar and to beneficial owners to the extent required by applicable law, with a copy to the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures you must follow to require us to repurchase your Notes. Simultaneously with providing such notice, we will publicly announce through a reputable national newswire in the United States the relevant information and make this information available on our website.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.

To exercise your repurchase right, you must deliver at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date, a written notice to the paying agent of your exercise of your repurchase right (together with the Notes to be repurchased, if certificated Notes have been issued). The repurchase notice must state:

•	if you hold a beneficial interest in a global Note, your repurchase notice must comply with appropriate DTC procedures; if you hold certificated Notes, the Notes certificate numbers;

•	the portion of the principal amount of the Notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the Notes are to be repurchased by us pursuant to the applicable provisions of the Notes and the indenture.

You may withdraw your repurchase notice in whole or in part at any time prior to 5:00 p.m., New York City time, on the business day immediately preceding the repurchase date by delivering a written notice of withdrawal to the paying agent. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the Notes listed in the repurchase notice. The withdrawal notice must state:

•	if you hold a beneficial interest in a global Note, your withdrawal notice must comply with appropriate DTC procedures; if you hold certificated Notes, the certificate numbers of the withdrawn Notes;

•	the principal amount of the withdrawn Notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for Notes for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the Notes, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the Notes will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the Notes, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the Notes that holders have elected to require us to repurchase, then, as of the repurchase date:

•

the Notes will cease to be outstanding and interest will cease to accrue, whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the holders of Notes will terminate, other than the right to receive the repurchase price and accrued and unpaid interest upon delivery or transfer of the Notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the Notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the Notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the Notes.

This fundamental change repurchase right could discourage a potential acquirer of JA Solar. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the Notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the Notes.

Optional Redemption

We may not redeem the Notes prior to May 15, 2011. On or after May 15, 2011, we may redeem for cash all or part of the Notes if the closing sale price of our ADSs has been at least 130% of the then applicable conversion price for at least 20 trading days during any period of 30 consecutive trading days, including the last trading day of such period, ending on the trading day preceding the date on which we provide notice of redemption; provided, however, that we may not redeem the Notes if we have failed to pay interest on the Notes and such failure is continuing.

The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

We will give notice of redemption not less than 30 nor more than 60 calendar days immediately preceding the redemption date to all record holders of Notes called for redemption on the date of the redemption notice at their addresses shown in the register of the registrar, with a copy to the trustee and the paying agent. The redemption notice will state, among other things:

•	that you have a right to convert the Notes called for redemption, and the applicable conversion rate;

•	the date of the notice of redemption; and

•	that you must convert on or before 5:00 p.m., New York City time, on the business day immediately preceding the redemption date.

If we do not redeem all of the Notes, the trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, pro rata to the extent practicable or by another method the trustee routinely uses, and in each case if to the extent permitted by DTC. If the trustee selects a portion of your Notes for partial redemption and you convert a portion of your Notes, the converted portion will be deemed to be from the portion selected for redemption. If any Notes are to be redeemed in part only, we will issue new Notes in principal amount equal to the unredeemed principal portion thereof.

Additionally, we will not be required to:

•	issue, register the transfer of, or exchange any Notes during the period of 15 calendar days before the mailing of the notice of redemption; or

•	register the transfer of or exchange any Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Notes being redeemed in part.

Consolidation, Amalgamation, Merger and Sale of Assets by JA Solar

The indenture will provide that JA Solar may not, in a single transaction or a series of related transactions, consolidate with, amalgamate with or merge with or into any other person or sell, lease, transfer, convey or otherwise dispose of all or substantially all of its property and assets to another person, unless:

•

either (a) JA Solar is the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of Cayman Islands, the British Virgin Islands, Bermuda, the United States, or any state thereof or the District of Columbia and such person assumes, by a supplemental indenture, all of our obligations under the indenture and the Notes, in a form reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing;

•

if as a result of such transaction the Notes become convertible into ordinary shares, common stock or other securities issued by a third party, such third party fully and unconditionally guarantees all obligations of us or such successor under the Notes and the indenture; and

•	we have delivered to the trustee certain certificates and opinions of counsel.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which JA Solar is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, JA Solar, and JA Solar shall be discharged from its obligations, under the Notes and the indenture.

This covenant includes a phrase relating to the sale, lease, transfer, conveyance or other disposition, of all or substantially all of the property and assets of JA Solar. There is no precise, established definition of the phrase “substantially all” under New York law, which governs the indenture and the Notes, or under the laws of Cayman Islands, JA Solar’s jurisdiction of organization. Accordingly, the ability of a holder of the Notes to require us to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other deposition of less than all of the property and assets of JA Solar may be uncertain.

An assumption by any person of JA Solar’s obligations under the Notes and the indenture might be deemed for U.S. federal income tax purposes to be an exchange of the Notes for new Notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Payment of Additional Amounts

All payments made by us (as used in this section, the “Payor”), on or with respect to the Notes will be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, imposts, assessments or other governmental charges of whatever nature (including penalties, interest and other liabilities related thereto) (“Taxes”) unless the withholding or deduction of such Taxes is then required by law or by the official interpretation or administration thereof.

If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:

(1)	Cayman Islands or any political subdivision or governmental authority of any thereof or therein having power to tax;

(2)	any jurisdiction from or through which payment on the Notes is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or

(3)	any other jurisdiction in which the Payor is organized or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”), will at any time be required from any payments made with respect to the Notes, including payments of principal, repurchase price, conversion settlement amount or interest, the Payor will pay (together with such payments) such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder of the Notes, after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

(1)	any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder and the Relevant Taxing Jurisdiction, including, without limitation, such relevant holder being or having been a citizen or resident thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than a connection resulting from the mere ownership or holding of such Note or enforcement of rights thereunder or the receipt of payments in respect thereof;

(2)	any Taxes that would not have been so imposed if the holder had made a declaration of non-residence or any other claim or filing for exemption to which it is entitled (provided that (x) such declaration of non-residence or other claim or filing for exemption is required by the applicable law of the Relevant Taxing Jurisdiction as a precondition to exemption from the requirement to deduct or withhold such Taxes and (y) the relevant holder at that time has been timely notified (in accordance with the notice procedures set forth in the indenture) by the Payor or any other person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption is required to be made);

(3)	any Note presented for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented during such 30 day period);

(4)	any Taxes that are payable otherwise than by withholding from a payment of the principal of or interest on the Notes; or

(5)	any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the holder of the Note, it would not have been entitled to payment of Additional Amounts by reason of any of clauses (1) to (5) inclusive above.

The Payor will (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will provide such certified copies to each holder. The Payor will attach to each certified copy a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes. Copies of such documentation will be available for inspection during ordinary business hours at the office of the trustee by the holders of the Notes upon request.

At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or at some time after the 30th day prior to such date, in which case it shall be as soon as practicable after such obligation arises), if the Payor will be obligated to pay Additional Amounts with respect to such payment, the Payor will deliver to the trustee an officers’ certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and will set forth such other information necessary to enable the trustee to pay such Additional Amounts to holders on the payment date. Each such officer’s certificate shall be relied upon until receipt of a further officers’ certificate addressing such matters.

Wherever in the indenture, the Notes or this “Description of the Notes” there are mentioned, in any context the payment of:

(1)	principal;

(2)	repurchase price in connection with a purchase of Notes;

(3)	conversion settlement amount;

(4)	interest; or

(5)	any other amount payable on or with respect to the Notes,

such reference shall be deemed to include payment of Additional Amounts as described under this heading to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The Payor will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), or the receipt of any payments with respect to the Notes, excluding any such taxes, charges or similar levies imposed by any jurisdiction other than a Relevant Taxing Jurisdiction, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any event of default with respect to the Notes.

The foregoing obligations will survive any termination or discharge of the indenture and will apply with appropriate changes to any jurisdiction in which any successor to the Payor is organized or any political subdivision or taxing authority or agency thereof or therein.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

(1)	default in any payment of interest on any Note when due and such default continues for 30 calendar days;

(2)	default in the payment of principal of any Note when due at its maturity, upon declaration or otherwise, or upon required repurchase in connection with a fundamental change;

(3)	failure to deliver (i) our ADSs or (ii) cash and, if applicable, our ADSs upon the conversion of any Notes and such failure continues for five business days following the scheduled settlement date for such conversion;

(4)	failure to provide notice of the anticipated effective date or actual effective date of a fundamental change on a timely basis as required in the indenture and such failure continues for five calendar days;

(5)	failure to perform or observe any other term, covenant or agreement in the Notes or the indenture for 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(6)	failure to pay when due (whether at stated maturity or otherwise) or a default that results in the acceleration of maturity, of any indebtedness for borrowed money of JA Solar or any of its “significant subsidiaries” (which term shall have the meaning specified in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date of the indenture) (or the payment of which is guaranteed by JA Solar or any of its significant subsidiaries), whether such indebtedness (or guarantee) now exists or is created after the date of the indenture, in an aggregate amount in excess of $10 million (or its foreign currency equivalent), unless such indebtedness is discharged, or such acceleration is rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure or acceleration has been received by us or such significant subsidiary; or

(7)	certain events involving our bankruptcy, insolvency or reorganization or the bankruptcy, insolvency or reorganization of any of our significant subsidiaries.

We are required to notify the trustee promptly (and in no event later than 30 calendar days) upon becoming aware of the occurrence of any default or event of default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the Notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the Notes of any default, except defaults in payment of principal or interest on the Notes, if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders. We are also required to deliver to the trustee, within 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether any default has occurred during the previous fiscal year.

If an event of default described in clause (7) occurs and is continuing, the principal of and accrued and unpaid interest on the outstanding Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the principal of and accrued and unpaid interest on the outstanding Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately and the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of the Notes by appropriate judicial proceedings.

Notwithstanding the foregoing, the indenture will provide that the sole remedy for an event of default relating to the failure to comply with the reporting obligations in the indenture, which are described below under the caption “—Reports,” and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act which also relate to provision of reports, will for the 180 calendar days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the Notes at an annual rate equal to 0.50% of the principal amount of the Notes. This additional interest will be payable in the same manner and on the same dates as the stated interest payable on the Notes. The additional interest will accrue on all outstanding Notes from and including the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs to, but not including, the 180th calendar day thereafter (or such earlier date on which the event of default relating to the reporting obligations shall have been cured or waived). On such 180th calendar day (or earlier, if the event of default relating to the reporting obligations is cured or waived prior to such 180th calendar day), such additional interest will cease to accrue and on such 180th calendar day the Notes will be subject to acceleration as provided above if the event of default is continuing. The provisions of the indenture described in this paragraph will not affect the rights of holders of Notes in the event of the occurrence of any other event of default. For the avoidance of doubt, the additional interest shall not begin accruing until we fail to perform the reporting covenant for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of Notes then outstanding.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding Notes may, by written notice to us and the trustee, rescind and annul such acceleration if:

•

we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest on all outstanding Notes; (2) the principal amount of any Notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel;

•	rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

•

all existing events of default (other than the nonpayment of principal and interest on the Notes that have become due solely by such declaration of acceleration of the Notes) have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security against any loss, liability or expense satisfactory to the trustee. Except to enforce the right to receive payment of principal or interest when due or to convert such holders’ Notes in accordance with the indenture, no holder may pursue any remedy with respect to the indenture or the Notes unless:

•	such holder has previously given the trustee notice that an event of default is continuing;

•	holders of at least 25% of the aggregate principal amount of the outstanding Notes have requested the trustee to pursue the remedy;

•	such holders have offered the trustee security or indemnity against any loss, liability or expense satisfactory to the trustee;

•	the trustee has not complied with such request within 60 calendar days after the receipt of the request and the offer of security or indemnity; and

•

the holders of a majority in aggregate principal amount of the outstanding Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action. Following the occurrence and continuance of an event of default, the trustee shall have a first priority lien on all sums collected during its enforcement of remedies prior to payment on the Notes.

Waiver

The holders of a majority in aggregate principal amount of the Notes outstanding may, on behalf of the holders of all the Notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest on any Notes when due;

•	our failure to convert any Notes into (i) our ADSs or (ii) cash and, if applicable, our ADSs as required by the indenture;

•	our failure to pay the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding Note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the Notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each Note affected by such change (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes) to:

•	change the stated maturity date of the principal of, or the date of any interest payment due upon, any Note;

•	reduce the rate of interest on any Note;

•	reduce the principal amount of, or Additional Amounts, if any, on any Note;

•	reduce any amount payable upon repurchase of any Notes;

•	change our obligation to repurchase any Note upon a fundamental change in a manner adverse to the holders;

•	except as otherwise permitted pursuant to the indenture, affect the right of a holder to convert any Notes into (i) our ADSs or (ii) cash and, if applicable, our ADSs or reduce the conversion rate;

•	impair the right of a holder to receive payment with respect to the Notes or to institute suit for payment of any Note;

•	change the currency in which any Note is payable;

•	change our obligation to maintain an office or agency in New York City;

•

reduce the percentage in principal amount of outstanding Notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or modify provisions with respect to waiver (including waiver of events of default), except to increase the percentage required for waiver or to provide for consent of each affected holder of Notes; or

•	change the provisions in the indenture that relate to modifying or amending the provisions of the indenture described above.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes), without prior notice to any other holder.

Changes Requiring No Approval

The indenture (including the terms and conditions of the Notes) may be modified or amended by us and the trustee, without the consent of the holder of any Notes, to, among other things:

•

provide for conversion rights of holders of the Notes and our repurchase obligations in connection with a fundamental change or in the event of any change or reclassification of our ordinary shares, consolidation, amalgamation, merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our property and assets;

•

provide for the assumption of our obligations to the holders of the Notes in the event of a consolidation, amalgamation, merger or sale, lease, transfer, conveyance or other disposition of all or substantially all of our property and assets;

•	surrender any right or power conferred upon us;

•	to add to our covenants for the benefit of the holders of the Notes, including adding one or more additional put rights in favor of the holders of the Notes;

•

cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of the Notes in any material respect; provided, further, that any amendment made solely to conform the provisions of the indenture to the description of the Notes contained in this prospectus supplement will not be deemed to adversely affect the interests of the holders of the Notes;

•	increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of the Notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	secure the Notes;

•	add guarantees of obligations under the Notes;

•

provide for uncertificated Notes in addition to or in place of certificated Notes, provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”) or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code; and

•	provide for a successor trustee.

Other

The consent of the holders of Notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any Notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding Notes have consented to a modification, amendment or waiver of the terms of the indenture.

Repurchase and Cancellation

We may, to the extent permitted by law, repurchase any Notes in the open market or by tender offer at any price or by private agreement without prior notice to holders. Any Notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding Notes or by depositing with the trustee or delivering to the holders, as applicable, after the Notes have become due and payable, whether at stated maturity, or on a fundamental change repurchase date, or upon conversion or otherwise, cash and/or our ADSs sufficient to pay all amounts due under the then outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Reports

We shall deliver to the trustee, within 15 calendar days after we would have been required to file with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We also shall comply with the other provisions of Section 314(a) of the Trust Indenture Act.

No Shareholder Rights for Holders of Notes

Holders of the Notes, as such, will not have any rights as shareholders of JA Solar (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ADSs).

In addition, upon conversion of the Notes, if applicable, you will receive our ADSs. As a holder of ADSs, you will not be treated as a shareholder of JA Solar. For information about your rights as a holder of ADSs (if applicable), see “Description of American Depositary Shares” in the accompanying prospectus.

Currency Indemnity

The US dollar is the sole currency of account and payment for all sums payable by us under the indenture. Any amount received or recovered in a currency other than US dollar in respect of the Notes (whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in our winding-up or dissolution or otherwise) by the holder in respect of any sum expressed to be due to it from us will constitute a discharge of us only to the extent of the US dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that US dollar amount is less than the US dollar amount expressed to be due to the recipient under any Note, we will indemnify the recipient against any loss sustained by it as a result. In any event we will indemnify the recipient against the cost of making any such purchase.

For the purposes of this indemnity, it will be sufficient for the holder to certify that it would have suffered a loss had an actual purchase of US dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of US dollars on such date had not been practicable, on the first date on which it would have been practicable). These indemnities constitute a separate and independent obligation from our other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any holder and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator, shareholder or partner of ours, as such, shall have any liability for any of our obligations under the Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy. In addition, such waiver and release may not be effective under the laws of Cayman Islands.

Consent to Jurisdiction and Service of Process

The indenture provides that we will irrevocably appoint CT Corporation System as our agent for service of process in any suit, action or proceeding with respect to the indenture and the Notes brought in any federal or state court located in the Borough of Manhattan of New York City and that each of the parties submit to the jurisdiction thereof. If for any reason CT Corporation System is unable to serve in such capacity, we shall appoint another agent reasonably satisfactory to the trustee.

Information Concerning the Trustee

We have appointed The Bank of New York, the trustee under the indenture, paying agent, conversion agent, Notes registrar and custodian for the Notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the Notes, the trustee must eliminate such conflict or resign.

The trustee may resign at any time. We or the holder of a majority in principal amount of the Notes may remove the trustee on not less than 30 days written notice. We must remove the trustee if it is adjudged bankrupt or insolvent or in certain other limited cases. Such resignation or removal shall become effective only upon a successor trustee’s acceptance of appointment.

Any certificate or report of, or information provided by us, our auditors, accountants or advisers and any other expert, whether or not addressed to the trustee, in accordance with or for the purposes of this “Description of the Notes” or the indenture may be relied upon by the trustee as sufficient and conclusive evidence of the facts stated therein notwithstanding that such certificate or report and/or any engagement letter or other document entered into by the trustee in connection therewith contains a monetary or other limitation on or an exclusion of the liability of such persons in respect thereof.

Governing Law

The Notes and the indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of the Notes

Except as otherwise provided herein, we will be solely responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the closing sale price of our ADSs, accrued interest payable on the Notes, the conversion rate, the conversion price, the conversion period, settlement period trading days, the daily conversion values, the conversion settlement amount and Additional Amounts, if any. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on the trustee, the conversion agent and holders of the Notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification and shall have no liability whatsoever for any loss or expense to any person resulting therefrom. The trustee will forward these calculations to any holder of the Notes upon the request of that holder.

Form, Denomination and Registration

The Notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

The Notes will be evidenced by one or more global Notes. We will deposit the global Notes with DTC and register the global Notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global Note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global Note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global Notes to such persons may be limited.

Beneficial interests in a global Note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, including Clearstream Banking, S.A. Luxembourg and Euroclear Bank S.A./N.V., as operator of the Euroclear System (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of any global Notes, Cede & Co. for all purposes will be considered the sole holder of such global Notes. Except as provided below, owners of beneficial interests in a global Note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global Notes.

We will pay principal of, and interest on, and the repurchase price of, any global Notes to Cede & Co., as the registered owner of the global Notes, by wire transfer of immediately available funds on the maturity date, each interest payment date or the repurchase date, as the case may be. None of JA Solar, the trustee or any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global Note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of the Notes, including the presentation of the Notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global Notes are credited, and only in respect of the principal amount of the Notes represented by the global Notes as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global Note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 calendar days. In addition, beneficial interests in a global Note may be exchanged for definitive certificated Notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to enforce its rights under such Notes or the indenture. The indenture permits us to determine at any time and in our sole discretion that Notes shall no longer be represented by global Notes. DTC has advised us that, under its current practices, it would notify its participants of our request, but will only withdraw beneficial interests from the global Note at the request of each DTC participant. We would issue definitive certificates in exchange for any such beneficial interests withdrawn.

None of JA Solar, the trustee, registrar, paying agent or conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF CONCURRENT OFFERING OF ADSs

Concurrently with this offering of Notes, Lehman Brothers International (Europe) and Credit Suisse International, or the ADS Borrowers, are offering, by means of the ADS prospectus supplement,      ADSs, which are being borrowed by the ADS Borrowers pursuant to ADS Lending Agreements.      of these borrowed ADSs will be initially offered at $     per ADS and the remaining borrowed ADSs will subsequently be sold at prevailing market prices at the time of sale or at negotiated prices. The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs under the ADS prospectus supplement, but we will receive from the ADS Borrowers a nominal lending fee for the use of those ADSs.

DESCRIPTION OF THE REGISTERED ADS BORROW FACILITY

To facilitate transactions by which investors in the Notes may hedge their investment in the Notes, we have entered into the ADS Lending Agreements, each dated May     , 2008, with each of the ADS Borrowers, under which we have agreed to loan to the ADS Borrowers up to      of our ADSs on the first date on which any ADSs being offered pursuant to the ADS prospectus supplement are delivered to investors. The Registered ADS Borrow Facility may also be used in connection with hedging of the capped call transactions.

The ADS Borrowers, which are affiliates of underwriters in this offering of Notes, will receive all of the proceeds from the sale of the borrowed ADSs. We will not receive any proceeds from the sale of the borrowed ADSs pursuant to the ADS prospectus supplement, but we will receive from the ADS Borrowers a nominal lending fee of $0.0001 per ADS for each ADS that we loan pursuant to the ADS Lending Agreements.

Subject to the terms of the ADS Lending Agreements, the ADSs borrowed pursuant to the ADS Lending Agreements must generally be returned to us on the earliest of:

•	May 15, 2013;

•

the date as of which we have notified the ADS Borrowers in writing of our intention to terminate the ADS Lending Agreements at any time after the later of (x) the date on which the entire principal amount of the Notes ceases to be outstanding, and (y) the date on which the entire principal amount of any additional convertible securities of ours that we have in writing consented to permit the ADS Borrowers to hedge under the ADS Lending Agreements ceases to be outstanding, in each case, whether as a result of conversion, redemption, repurchase, cancellation or otherwise; and

•	the date on which the ADS Lending Agreements shall terminate in accordance with their terms.

We refer to this period as the “loan availability period.”

The ADS loans under the ADS Lending Agreements will terminate and any borrowed ADSs must be returned to us (i) if this offering of Notes is not consummated and (ii) at the end of the loan availability period. In addition, (i) each ADS Borrower may terminate all or any portion of their ADS loan under the ADS Lending Agreements at any time and (ii) we may terminate the ADS loan with an ADS Borrower upon a default of that ADS Borrower under the ADS Lending Agreement we have with that ADS Borrower, including certain breaches by the ADS Borrower of its representations and warranties, covenants or agreements under the same ADS Lending Agreement, or the bankruptcy of that ADS Borrower.

If an ADS Borrower is legally prevented from returning borrowed ADSs to us or if it is commercially impracticable or, in certain other circumstances, upon our request, that ADS Borrower may pay us the value of the borrowed ADSs in cash instead of returning the borrowed ADSs.

The ordinary shares underlying the borrowed ADSs that we will issue to the ADS Borrowers will be issued and outstanding for company law purposes, and accordingly, the holders of the borrowed ADSs will have all of the rights of a holder of our outstanding ADSs, including the right, through the ADS depositary, to vote on all matters on which our ADSs holders have a right to vote (except the ADS Borrowers and their respective affiliates have agreed not to vote the borrowed ADSs held by them) and the right, through the ADS depositary, to receive any dividends or other distributions made to ADS holders in respect of any dividend or other distribution that we may pay or make on our outstanding ordinary shares. However, under the ADS Lending Agreements, the ADS Borrowers have agreed to:

•

pay to us an amount equal to any cash dividends or cash distributions that are paid on the borrowed ADSs (net of any fees and expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges); and

•

pay or deliver to us any other dividends or distributions that are paid or made on the borrowed ADSs (other than a dividend or distribution of ADSs and net of any fees and expenses of the Depositary and any applicable withholdings or deductions on account of taxes or other governmental charges).

Because we may cause the ADS Borrowers at the end of the loan availability period or earlier in certain circumstances to return to us all borrowed ADSs (or identical ADSs), we believe that under U.S. GAAP, as in effect on the date of this prospectus supplement, the borrowed ADSs will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the borrowed ADSs will nonetheless be issued and outstanding and will be eligible for trading on The Nasdaq Global Market.

The ADS Borrowers are initially offering for sale, pursuant to the ADS prospectus supplement,      of the borrowed ADSs they are entitled to borrow under the ADS Lending Agreements. The ADS Borrowers expect to sell the remaining borrowed ADSs pursuant to the ADS prospectus supplement on a delayed basis in various transactions at any time and from time in amounts to be determined by the ADS Borrowers. We refer to these borrowed ADSs as “supplemental hedge ADSs.” In connection with the sale of these supplemental hedge ADSs, the ADS Borrowers, or their affiliates, may effect such transactions by selling the supplemental hedge ADSs to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from purchasers of shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the ADS Borrowers, or their affiliates, sell these supplemental hedge ADSs, each ADS Borrower may, in its discretion, purchase a number of our ADSs at least equal to the number of the supplemental hedged ADSs it is selling on the open market to facilitate hedging transactions by investors in the Notes and counterparties to the capped call transactions.

The ADS Borrowers have also agreed under the ADS Lending Agreements that they will not transfer or dispose of any borrowed ADSs, except pursuant to a registration statement that is effective under the Securities Act, other than to an affiliate so long as such affiliate transferee does not transfer or dispose of such borrowed ADSs to any non-affiliated transferee except pursuant to a registration statement that is effective under the Securities Act.

The existence of the Registered ADS Borrow Facility and the sale of the borrowed ADSs under the ADS prospectus supplement could have the effect of causing the market price of our ADSs to be lower over the term of the ADS Lending Agreements than it would have been had we not entered into the ADS Lending Agreements. In addition, any purchases of ADSs in connection with the termination of any portion of the ADS Lending Agreements may have the effect of increasing, or preventing a decline in, the market price of our ADSs during or following the loan unwind period. See “Risk Factors—Risks Relating to the Notes, Our Ordinary Shares and Our ADSs—The effect of the concurrent issuance of our ADSs under the ADS prospectus supplement may be to lower the market price of our ADSs.”

DESCRIPTION OF CAPPED CALL TRANSACTIONS

In connection with this offering of Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon conversion of the Notes with counterparties that are affiliates of the underwriters of this offering of Notes. We expect to use a portion of the proceeds from this offering to fund the cost of the capped call transactions. If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $300 million aggregate principal amount of Notes, we expect to use a portion of the proceeds from the sale of the additional Notes to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes.

The capped call transactions are separate transactions entered into by us and the counterparties, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes. As a holder of the Notes, you will not have any rights with respect to the capped call transactions.

In connection with establishing their initial hedge of these capped call transactions, we have been advised by the counterparties described above (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the Notes and purchase our ADSs in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the Notes.

In addition, we have been advised by the counterparties described above (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our ADSs or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our ADSs and the value of the Notes, and as a result, the value you will receive upon the conversion of the Notes and, under certain circumstances, your ability to convert the Notes.

In connection with any conversion of the Notes prior to February 15, 2013, we expect to terminate a pro rata portion of each capped call transaction (we refer to such termination as an early termination). We expect the remaining portion of each capped call transaction to be automatically exercised during the conversion period beginning on the 22nd scheduled trading day immediately preceding the maturity date. Subject to the terms of the capped call transactions, we have the right to elect net share settlement or net cash settlement to apply to any such early termination or automatic exercise.

If we early terminate all or a portion of the capped call transactions, to the extent net share settlement applies, we expect to receive from the counterparties a number of our ADSs with an aggregate market value equal to the fair value of the capped call transactions or portion thereof, as the case may be, being early terminated. If all or a portion of the capped call transactions are automatically exercised and the market value per ADS (as measured under the terms of the capped call transactions) at the time of automatic exercise exceeds the strike price of the capped call transactions (which corresponds to the initial conversion price of the Notes and is subject to certain anti-dilutive or anti-concentrative adjustments), to the extent net share settlement applies, we expect to receive from the counterparties a number of our ADSs with an aggregate market value approximately equal to the product of such excess per ADS (to the extent that such excess does not exceed the difference between the cap price of the capped call transactions (which is             % higher than the closing sale price of our ADSs on the date of this prospectus supplement) and the strike price of the capped call transactions) times the number of our ADSs relating to the capped call transactions or portion thereof, as the case may be, subject to the automatic exercise. As a result, whether upon early termination or automatic exercise, the capped call transactions are expected to reduce the potential dilution upon conversion of the Notes. However, if the market value per ADS (as measured under the terms of the capped call transactions) at the time of early termination or automatic exercise exceeds the cap price of the capped call transactions, the number of our ADSs we expect to receive in the early termination or automatic exercise will be capped and the anti-dilutive effect of the capped call transactions will be limited because, to the extent that the then market value per ADS exceeds the cap price of the capped call transactions, the number of ADSs we issue upon conversion of the Notes may exceed the number of ADSs delivered to us under the capped call transactions.

TAXATION

Cayman Islands Taxation

The following discussion of certain material Cayman Islands income tax consequences of an investment in our ordinary shares or ADSs is based upon laws and relevant interpretations thereof in effect as of the date of this annual report, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares or ADSs, such as the tax consequences under state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, special Cayman Islands counsel to us.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

The Cayman Islands currently has no income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax applicable to us or to any holder of ADSs or of ordinary shares. Accordingly, any payment of dividends or any other distribution made on the ordinary shares will not be subject to taxation in the Cayman Islands, no Cayman Islands withholding tax will be required on such payments to any shareholder and gains derived from the sale of ordinary shares or ADSs will not be subject to Cayman Islands capital gains tax.

The Company has obtained an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, for a period of 20 years from July 18, 2006, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operation and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of the estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures, or other obligations, or (ii) by way of withholding in whole or in part of a payment of dividend or other distribution of income or capital by us.

People’s Republic of China Taxation

In accordance with the PRC’s Foreign Enterprise Income Tax (“FEIT”) Law and the related implementation rules, foreign-invested enterprises, or FIEs, established in the PRC are generally subject to FEIT at a state tax rate of 30% plus a local tax rate of 3% on PRC taxable income. Our operating subsidiary, JA Hebei, was established as a foreign-invested enterprise in the PRC and is thus subject to PRC enterprise income tax of 33%. The PRC government has provided certain incentives to foreign invested companies in order to encourage foreign investments, including tax exemptions, tax reductions and other measures. Under the FEIT Law and the related implementation rules, FIEs are entitled to be exempted from FEIT for a 2-year period starting from their first profit-making year followed by a 50% reduction of FEIT payable for the subsequent three years, provided that they fall into the category of production-oriented enterprises with an operational period of more than 10 years in China, subject to approval from and modification by local taxation authorities. Specifically, with respect to income generated by assets acquired by JA Hebei during the fiscal years 2005 and 2006, JA Hebei will receive a two-year enterprise income tax exemption for 2006 and 2007, as well as a 50% enterprise income tax reduction for 2008, 2009 and 2010; with respect to income generated by assets newly acquired by JA Hebei during 2007, JA Hebei will receive a two-year enterprise income tax exemption for 2007 and 2008, as well as a 50% enterprise income tax reduction for 2009, 2010 and 2011.

In March 2007, the National People’s Congress of China enacted a new Corporate Income Tax Law, or CIT Law, which became effective on January 1, 2008 and replaced the FEIT Law. The CIT Law imposes a unified income tax rate of 25% on all domestic enterprises and FIEs unless they qualify under certain limited exceptions. The CIT Law provides a 5-year transition period to FIEs, during which they are permitted to continue to enjoy their existing preferential income tax treatment until such treatment expires in accordance with its current terms. In December 2007, the State Council promulgated the Notice on Implementation of Enterprise Income Tax regarding Transition Period Preferential Treatment (the “Transition Period Implementation Rules”). According to such regulations, the CIT Law and the Transition Period Implementation Rules do not affect the preferential income tax treatment enjoyed by JA Hebei during the transition period. When our currently available tax benefits expire or otherwise become unavailable, the effective income tax rate of JA Hebei will increase significantly, and any increase of JA Hebei’s income tax rate in the future could have a material adverse effect on our financial condition and results of operations.

In accordance with the CIT Law, FIEs which were duly approved before the promulgation of the CIT Law may still enjoy their fixed period tax exemption and reduction preferential treatment after the date of effectiveness of the CIT Law. Such fixed term of tax exemption and reduction preferential treatment for FIEs which have not made profit yet shall be calculated from January 1, 2008. JA Yangzhou was incorporated on September 7, 2006 as an FIE and subsequently acquired by JA BVI on November 19, 2007. It might enjoy a two-year enterprise income tax exemption for 2008 and 2009, as well as a 50% enterprise income tax reduction for 2010, 2011 and 2012 subject to the approval of its competent tax authority. In the event that JA Yangzhou could not obtain such approval, it might not enjoy such enterprise income tax preferential treatment and our profit might be adversely affected.

The CIT Law provides that enterprises established outside of China whose “de facto management bodies” are located in China are considered “resident enterprises” and are generally subject to the uniform 25% enterprise income tax rate as to their worldwide income. Under the implementation regulations for the CIT Law issued by the PRC State Council, “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. If we are treated as a resident enterprise for PRC tax purposes, we will be subject to PRC tax on our worldwide income at the 25% uniform tax rate, which could have an impact on our effective tax rate and an adverse effect on our net income and results of operations, although dividends distributed from our PRC subsidiaries to us could be exempt from Chinese dividend withholding tax, since such income is exempted under the new CIT Law to a PRC resident recipient.

Under the CIT Law and implementation regulations issued by the State Council, PRC income tax at the rate of 10% is applicable to interest and dividends payable to investors that are “non-resident enterprises,” which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such interest and dividends have their sources within the PRC. Similarly, any gain realized on the transfer of ADSs or shares by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC. If we are considered a PRC “resident enterprise,” it is unclear whether the interest and dividends we pay with respect to our Notes, ordinary shares or ADSs, or the gain you may realize from the disposition of our Notes (whether through exchange for ADS upon conversion or otherwise) or transfer of our ordinary shares or ADSs, would be treated as income derived from sources within the PRC and be subject to PRC tax. It is also unclear whether, if we are considered a PRC “resident enterprise,” holders of our ordinary shares or ADSs might be able to claim the benefit of income tax treaties entered into between China and other countries.

Material United States Federal Income Tax Considerations

The following is a summary of the material United States federal income tax considerations for U.S. Holders (as defined below) relating to an investment in (i) our Notes upon an original issuance of the Notes pursuant to this Prospectus Supplement at the offering price indicated herein and (ii) our ADSs issuable upon a conversion of our Notes. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold our Notes or ADSs as part of a short sales of our ADSs by which a U.S. Holder may hedge its investment in the Notes as contemplated pursuant to the ADS Lending Agreements described herein or otherwise as part of a straddle, hedge , conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms. This summary is written on the basis that U.S. Holders will hold our Notes, and ADSs received pursuant to a conversion of the Notes, as “Capital Assets” (generally, property held for investment under the United States Internal Revenue Code (the “Code”)). Prospective investors are urged to consult their tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our Notes and ADSs issuable upon a conversion of the Notes.

General

For purposes of this summary, a “U.S. Holder” is a holder of a Note, or ADSs issuable upon a conversion of a Note, that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created in, or organized under the law of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a holder of our Notes or ADSs, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

The discussion below is written on the basis that our Notes will not be issued with more than a de minimis amount of “original issue discount” for U.S. federal income tax purposes. If our Notes were to be issued with more than a de minimis amount of original issue discount, U.S. Holders would generally be required to include such discount income over the term of the Notes in advance of the receipt of cash attributable thereto.

For United States federal income tax purposes, U.S. Holders of ADSs will be treated as the beneficial owners of the underlying ordinary shares represented by the ADSs.

Threshold PFIC Classification Matters

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company” (a “PFIC”), for United States federal income tax purposes, if 75% or more of its gross income consists of certain types of “passive” income or 50% or more of its assets are passive. For this purpose, cash is categorized as a passive asset and the company’s unbooked intangibles are taken into account.

Based on our current income and assets and our anticipated utilization of the cash received upon the issuance of the Notes pursuant to this offering, we presently do not believe that we should be classified as a PFIC for the current taxable year. While we do not anticipate becoming a PFIC in future taxable years, the composition of our income and assets will be affected by how, and how quickly, we spend our liquid assets and the cash received upon the issuance of the Notes. We anticipate utilizing a significant portion of the cash received upon the issuance of the Notes for the purchase and construction of manufacturing equipment and facilities, the purchase and prepayment of raw materials, working capital and other general corporate purposes. Under circumstances where we determine not to disburse, or delay disbursement of, significant amounts of cash in respect of the foregoing matters, our risk of becoming classified as a PFIC may substantially increase.

In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our market capitalization. If our market capitalization subsequently declines, we may be or become classified as a PFIC for the current or one or more future taxable years. We believe our valuation approach is reasonable. It is possible, however, that the Internal Revenue Service may challenge the valuation of our goodwill and other unbooked intangibles, which may result in the company being or becoming classified as a PFIC for the current or one or more future taxable years.

Because PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC and will depend on whether we continue to follow our capital expenditure plans and the continued existence of goodwill. The discussion below is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes, other than as set forth below under “Passive Foreign Investment Company Considerations.”

Payment of Interest

Payments of stated interest on our Notes will be includible in your taxable income as ordinary interest income when paid or accrued in accordance with your regular method of tax accounting for U.S. federal income tax purposes.

In the event that we are deemed to be a PRC “resident enterprise” under PRC tax laws (see discussion under “Taxation —People’s Republic of China Taxation”), you may be subject to PRC withholding taxes on interest paid to you with respect to the Notes. In that case, however, you may be able to obtain a reduced rate of PRC withholding taxes under the treaty between the United States and the PRC if certain requirements are met. In addition, subject to certain conditions and limitations, PRC withholding taxes on interest, if any, may be treated as foreign taxes eligible for credit against your U.S. federal income tax liability. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Sale or other Disposition of Notes (Other than a Conversion)

You will generally recognize capital gain or loss upon the sale or other disposition of a Note, other than a conversion of a Note, as described below, in an amount equal to the difference between the amount realized (other than any amount in respect of accrued but unpaid interest not previously included in income, which will be subject to tax as ordinary income) upon such disposition and your adjusted tax basis in the Note. Any capital gain or loss will be long-term if the Note has been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. If any such gain is subject to tax in the PRC, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. See “— Peoples’ Republic of China Taxation.”

Conversion of the Notes

If you receive only ADSs upon conversion of your Notes (except cash in lieu of a fractional ADS), you will generally not recognize gain or loss except to the extent of cash received in lieu of a fractional ADS. The amount of gain or loss you recognize on the receipt of cash in lieu of a fractional ADS will be equal to the difference between the amount of cash you receive in respect of the fractional ADS and the portion of your adjusted tax basis in the Notes and fees incurred in connection with the conversion that are allocable to the fractional ADS.

The tax basis of the ADSs received upon a conversion will equal the adjusted tax basis of the Note that was converted plus fees incurred in connection with the conversion (excluding the portion of the tax basis and fees that are allocable to any fractional ADS). Your holding period for the ADSs will include the period during which you held the Notes.

If you receive solely cash in exchange for your Notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the Notes in a taxable disposition (as described above under “Sale or other Disposition of the Notes (Other than a Conversion)”).

If you receive a combination of cash and ADSs in exchange for your Notes upon conversion or repurchase, gain, but not loss, should be recognized in an amount equal to the excess of the fair market value of the ADSs and cash received (other than cash in lieu of a fractional ADS) over your adjusted tax basis in the Note (excluding the portion of the tax basis that is allocable to any fractional ADS), but the amount of such recognized gain should not exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional ADS will be equal to the difference between the amount of cash you receive in respect of the fractional ADS and the portion of your adjusted tax basis in the Note that is allocable to the fractional ADS. The tax basis of the ADSs received upon a conversion will equal the adjusted tax basis of the Note that was converted plus fees incurred in connection with the conversion (excluding the portion of the tax basis and fees that are allocable to any fractional ADS), reduced by the amount of any cash received (other than cash received in lieu of a fractional ADS), and increased by the amount of gain, if any, recognized (other than with respect to a fractional ADS). Your holding period for ADS will include the period during which you held the Notes.

Alternative characterizations may be possible that could affect the amount, timing, and character of income realized by you upon the receipt of a combination of cash and ADS. Such characterization might include treatment as in part an exchange of a portion of the Notes for cash and in part as a conversion of the remainder of the Notes for ADSs, or treatment as a fully taxable transaction not subject to the recapitalization rules. Each U.S. Holder is urged to consult its tax advisor regarding the tax treatment of the receipt of cash and ADSs in exchange for Notes upon conversion and the ownership of our ADSs.

Constructive Distributions

The conversion rate of the Notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interests of the holders of the Notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the Notes (including, without limitation, adjustments in respect of taxable dividends to holders of our ordinary shares), may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends.

Dividends

Any cash distributions (including the amount of any PRC tax withheld) paid on ADSs or ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will be includible in the gross income of a U.S. Holder as dividend income. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a “dividend” for United States federal income tax purposes. For taxable years beginning before January 1, 2011, a non-corporate recipient of dividend income generally will be subject to tax on dividend income from a “qualified foreign corporation” at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (ii) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Because the ADSs are traded on the Nasdaq Global Market, they are considered readily tradable on an established securities market in the United States. Our ordinary shares do not presently meet the foregoing conditions required for the 15% tax rate described above. If we are deemed to be a PRC “resident enterprise” under PRC tax law, however, we may be eligible for the benefits of the United States-PRC income tax treaty, see “— People’s Republic of China Taxation,” thereby enabling our ordinary shares to meet the foregoing conditions required for such 15% tax rate. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld, may instead claim a deduction, for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Sale or Other Disposition of ADSs or Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. If any such gain from the disposition of the ADSs or ordinary shares is taxed in the PRC, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. See “— People’s Republic of China Taxation.” Each U.S. investor is urged to consult its tax advisor regarding the tax consequences if a foreign withholding tax is imposed on a disposition of the ADSs or ordinary shares, including the availability of a foreign tax credit. The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company Considerations

If we were to be classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States company that does not distribute all of its earnings on a current basis. In such event, a U.S. Holder may be subject to tax at ordinary income tax rates on (i) any gain recognized on the sale of our Notes, ADSs, or ordinary shares and (ii) any “excess distribution” paid on ADSs or ordinary shares (generally, a distribution in excess of 125% of the average annual distributions paid by us during the shorter of the three preceding taxable years or the U.S. Holder’s holding period of the ADSs or ordinary shares). In addition, a U.S. Holder may be subject to an interest charge on such gain or excess distribution. Finally, the 15% maximum rate on our dividends would not apply if we are or become classified as a PFIC. Each U.S. Holder is urged to consult its tax advisor regarding the potential tax consequences to such holder in respect of an investment in our Notes, ADSs, or ordinary shares if we are or become classified as a PFIC, as well as certain elections that may be available to mitigate such consequences.

UNDERWRITING

Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters and the joint book-running managers of this offering. Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit to our report on Form 6-K relating to this prospectus supplement, we have agreed to sell to the underwriters named below, and each of the underwriters has severally agreed to purchase from us the following respective principal amount of the Notes:

Underwriters	Principal Amount of Notes
Lehman Brothers Inc
Credit Suisse Securities (USA) LLC
Piper Jaffray & Co.
Needham & Company, LLC

Total	$300,000,000

The underwriting agreement provides that the obligation of the underwriters to purchase the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to the satisfaction of conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the Notes offered hereby (other than those Notes covered by their option to purchase additional Notes as described below), if any of the Notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business and financial condition or in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commission we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Notes. The underwriting discounts and commissions are equal to             % of the public offering price.

	Per ADS		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise

Underwriting discounts and commissions	$	$	$	$

The representatives of the underwriters have advised us that the underwriters propose to offer the Notes directly to the public at the public offering price on the cover page of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $                     per Note. After the offering, the representatives may change the offering price and other selling terms.

The expenses of this offering of Notes, excluding underwriting discounts and commissions and the cost of the capped call transactions, are estimated to be $            .

Option to Purchase Additional Notes

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase from time to time, in whole or in part, up to an aggregate of up to an additional $45 million principal amount of the Notes at the public offering price, less the underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than $300 million aggregate principal amount of the Notes in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional Notes based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We, all of our directors and executive officers and Jinglong BVI have agreed that, subject to certain exceptions, including the issuances pursuant to the exercise of employee share options outstanding on the date hereof, we and they will not, directly or indirectly, (1) offer, sell, issue, contract to sell, pledge or otherwise dispose of, sell or grant options, warrants or rights with respect to, or file with the SEC a registration statement or prospectus supplement under the Securities Act relating to, any of our Notes, ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any of our Notes, ordinary shares or ADSs, (2) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of or establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any of our Notes, ordinary shares or ADSs or securities convertible into or exchangeable or exercisable for any of our Notes, ordinary shares or ADSs, or (3) publicly disclose the intention to take such actions, without the prior written consent of the Representatives, for a period commencing on the date of this prospectus supplement and continuing until 90 days after the date of this prospectus supplement. Notwithstanding the foregoing, each of Mr. Baofang Jin, our chairman of the Board of Directors, and Huaijin Yang, our chief executive officer, may, and intends to, establish and adopt a stock trading plan pursuant to Rule 10b5-1 under the Exchange Act, shortly after this offering to sell certain of the shares they hold. They have agreed that they will not sell any ordinary shares or ADSs under such plans prior to the expiry of the lock-up period.

However, in the event that either (1) during the last 17 days of the “lock-up” period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless the representatives waive, in writing, such an extension.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to any payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases, or passive market making for the purpose of pegging, fixing or maintaining the price of the Notes and our ADSs, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of the Notes in excess of the principal amount of the Notes the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the Notes involved in the sales made by the underwriters in excess of the principal amount of the Notes they are obligated to purchase is not greater than the principal amount of the Notes that they may purchase by exercising their option to purchase additional the Notes. In a naked short position, the principal amount of the Notes involved is greater than the principal amount of the Notes in their option to purchase additional Notes. The underwriters may close out any short position by either exercising their option to purchase additional Notes and/or purchasing the Notes in the open market. In determining the source of the Notes to close out the short position, the underwriters will consider, among other things, the price of the Notes available for purchase in the open market as compared to the price at which they may purchase the Notes through their option to purchase additional Notes. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

Passive market making consists of displaying bids on The Nasdaq Global Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in our ADSs during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of ADSs to be higher than the price that otherwise would exist in the open market in the absence of such transactions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

No Listing or Quotation

Our ADSs are listed on the Nasdaq Global Market under the symbol “JASO.”

The Notes are a new issue of securities with no established market. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for the Notes to be quoted on any quotations system. We have been advised by the underwriters that the underwriters intend to make a market in the Notes but none of the underwriters is obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market, if any, for the Notes.

Electronic Distribution

A prospectus supplement and accompanying supplement in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of Notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement and the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase Notes offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay taxes or charges, as well as any other consequences that may arise under the laws of the country of purchase.

Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, certain of the underwriters are the underwriters of the concurrent offering of borrowed ADSs. In addition, affiliates of certain of the underwriters are the counterparties under the capped call transactions, as described under “Description of Capped Call Transactions” and in this section under “—Hedging Transactions” below, and the ADS Borrowers under the ADS Lending Agreements, as described under “Description of the Registered ADS Borrow Facility and in this section under “—Hedging Transactions” below.

The Capped Call Transactions and the Registered ADS Borrow Facility

In connection with this offering of Notes, we expect to enter into capped call transactions relating to our ADSs initially issuable upon conversion of the Notes with counterparties that are the affiliates of the underwriters of this offering of Notes. If the underwriters exercise their option to purchase additional Notes to the extent they sell more than $300 million aggregate principal amount of Notes, we expect to increase the notional size of the capped call transactions so that they also relate to our ADSs initially issuable upon conversion of the additional Notes. The capped call transactions are expected to reduce the potential dilution upon conversion of the Notes to the extent described under “Description of Capped Call Transactions.”

In connection with hedging these transactions, we have been advised by the counterparties (and/or their affiliates) that they expect to enter into various over-the-counter cash-settled derivative transactions with respect to our ADSs concurrently with or shortly after the pricing of the Notes and purchase our ADSs in secondary market transactions shortly after the pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of our ADSs concurrently with or following the pricing of the Notes.

In addition, we have been advised by the counterparties described above (and/or their affiliates) that they expect to modify or unwind their hedge positions by purchasing or selling our ADSs in secondary market transactions and/or entering into or unwinding various derivative transactions prior to maturity of the Notes (including during any conversion period related to conversion of the Notes). The effect, if any, of these transactions and activities on the market price of our ADSs or the Notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our ADSs and the value of the Notes, and as a result, the value you will receive upon the conversion of the Notes and, under certain circumstances, your ability to convert the Notes.

Concurrently with this offering of Notes, Lehman Brothers International (Europe) and Credit Suisse International (which we have referred to herein as the ADS Borrowers), affiliates of Lehman Brothers Inc. and Credit Suisse Securities (USA) LLC, respectively, which are underwriters of this offering of Notes are offering, by means of the ADS prospectus supplement ,                      borrowed ADSs. The Registered ADS Borrow Facility is intended to facilitate privately negotiated transactions or short sales by which investors in the Notes will hedge their investment in the Notes and/or by which the counterparties to the capped call transactions will hedge the capped call transactions. See “Description of the Registered ADS Borrow Facility.” The ADS Borrowers will receive all of the proceeds from the sale of the borrowed ADSs. In connection with facilitating those transactions, the ADS Borrowers and their affiliates expect to receive customary, negotiated fees from investors.

Selling Restrictions

Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission (“ASIC”). It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001 (Act) in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a

“prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our securities may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.

India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 as amended, the FIEL), and we will not offer or sell any of our securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and our securities may not be offered or sold, and we will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC, except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed and purchased under Section 275 by a relevant person which is (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable in six months after that corporation or that trust has acquired our securities under Section 275 except (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for transfer; or (iii) by operation of law.

Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Notes in Canada is being made only on a private placement basis exempt from the requirement that we and the selling shareholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes are made. Any resale of the Notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes.

Representations of Purchasers

By purchasing Notes in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the Notes without the benefit of a prospectus qualified under those securities laws;

•	where required by law, that the purchaser is purchasing as principal and not as agent;

•	the purchaser has reviewed the text above under Resale Restrictions; and

•	the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the Notes to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action — Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes, for rescission against us and the selling shareholders in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the Notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes in their particular circumstances and about the eligibility of the Notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the Notes and certain other legal matters with respect to U.S. federal and New York law will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom. Certain legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP. The validity of our ordinary shares represented by the ADSs issuable upon conversion of the Notes will be passed upon for us by Conyers, Dill & Pearman. Legal matters as to Chinese law will be passed upon for us by Tian Yuan Law Firm, Beijing, China and for the underwriters by King & Wood, Beijing, China. Skadden, Arps, Slate, Meagher & Flom may rely upon Conyers, Dill & Pearman, with respect to matters governed by the laws of the Cayman Islands and upon Tian Yuan Law Firm, Beijing, China with respect to matters governed by Chinese law.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to JA Solar’s Annual Report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including relevant exhibits and schedules) on Form F-3 (File No. 333-150824) under the Securities Act with respect to the Notes and ADSs into which the Notes may be converted.

This prospectus supplement and the accompanying prospectus are a part of that registration statement. As allowed by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information that is in the registration statement and the exhibits to the registration statement. For further information about JA Solar, you should read the registration statement, its exhibits and schedules, as well as all the other documents incorporated by reference therein and herein, for further information with respect to us, our Notes and our ADSs. Information regarding the contents of contracts or other documents described in this prospectus supplement is not necessarily complete and you should refer to the actual contracts and documents filed as exhibits to the registration statement for more detailed and complete information.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. The registration statement, reports and other information so filed can be inspected and copied at the public reference facility maintained by the SEC at Room 1580, 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility. Our SEC filings, including the registration statement and other information may also be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

Our SEC filings are also available to the public on the SEC’s Internet Web site at www.sec.gov.

$300,000,000

JA Solar Holdings Co., Ltd.

(Incorporated in the Cayman Islands with limited liability)

% Senior Convertible Notes

due 2013

PROSPECTUS SUPPLEMENT

                    , 2008

Joint Book-Running Managers

LEHMAN BROTHERS

CREDIT SUISSE

NEEDHAM & COMPANY, LLC

PIPER JAFFRAY